Exhibit 3.6

MANAGEMENT’S RESPONSIBILITY WITH RESPECT TO FINANCIAL STATEMENTS

The consolidated financial statements of The Jean Coutu Group (PJC) Inc. are the responsibility of management. The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards. It is the Management’s responsibility to choose the accounting policies and to establish the judgments and the critical accounting estimates. Management is also responsible for all other information in the annual report and for ensuring that this information is consistent, where appropriate, with the information and data included in the consolidated financial statements.

To discharge its responsibility, management maintains a system of internal controls to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.

The Board of Directors carries out its responsibility relative to the consolidated financial statements principally through its Audit Committee, consisting solely of independent directors, which reviews the consolidated financial statements and reports thereon to the Board. The Committee meets periodically with the independent auditors, internal auditor, and management to review their respective activities and the discharge by each of their responsibilities. Both the independent auditors and the internal auditor have free access to the Committee, with or without the presence of management, to discuss the scope of their audits, the adequacy of the system of internal controls and the adequacy of financial reporting.

The consolidated financial statements have been reviewed by the Audit Committee and approved by the Board of Directors. In addition, the Corporation’s independent auditors, Deloitte LLP, are responsible for auditing the consolidated financial statements and providing an opinion thereon. Their report is provided hereafter.

/s/ François J. Coutu	/s/ André Belzile

President and Chief Executive Officer April 26, 2017	Senior Vice-President, Finance, and Corporate Affairs

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of The Jean Coutu Group (PJC) Inc.

We have audited the accompanying consolidated financial statements of The Jean Coutu Group (PJC) inc., which comprise the consolidated statements of financial position as at March 4, 2017 and February 27th 2016, and the consolidated statements of income, the consolidated statements of comprehensive income, the consolidated statements of changes in equity and the consolidated statements of cash flows for the 53 and 52-week periods then ended, respectively, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of The Jean Coutu Group (PJC) Inc. as at March 4, 2017 and February 27th 2016, and its financial performance and its cash flows for the 53 and 52-week periods then ended, respectively, in accordance with International Financial Reporting Standards.

/s/ Deloitte LLP[1]

April 26, 2017 Montréal (Québec)

[1]	CPA auditor, CA, public accountancy permit No. A116207

THE JEAN COUTU GROUP (PJC) INC.

Consolidated statements of income

For the fiscal years ended March 4, 2017 and February 27, 2016	2017 (53 weeks)	2016 (52 weeks)
(in millions of Canadian dollars, unless otherwise noted)	$	$
Sales	2,691.2	2,572.8
Other revenues (Note 5)	286.7	282.0

	2,977.9	2,854.8
Operating expenses
Cost of sales (Note 6)	2,361.6	2,235.1
General and operating expenses (Note 6)	305.1	288.4

Operating income before depreciation and amortization	311.2	331.3
Depreciation and amortization (Note 7)	40.5	32.8

Operating income	270.7	298.5
Financing revenus (Note 8)	(2.1)	(1.5)

Profit before income taxes	272.8	300.0
Income taxes (Note 9)	73.3	86.3

Net profit	199.5	213.7

Basic and diluted profit per share, in dollars (Note 10)	1.08	1.14

Consolidated statements of comprehensive income

For the fiscal years ended March 4, 2017 and February 27, 2016	2017 (53 weeks)	2016 (52 weeks)
(in millions of Canadian dollars)	$	$
Net profit	199.5	213.7
Other comprehensive income, net of taxes
Items that will not be reclassified subsequently to net profit:
Defined benefit plans remeasurements, net of taxes (Note 26)	2.9	1.3
Items that will be reclassified subsequently to net profit:
Net change in cash flow hedge
Gain (loss) for the period	(0.8)	1.9
Reclassification of loss (gain) to non-financial assets	—	(1.1)
Income taxes (recovery)	0.2	(0.2)

	2.3	1.9

Total comprehensive income	201.8	215.6

The accompanying notes are an integral part of these consolidated financial statements.

THE JEAN COUTU GROUP (PJC) INC.

Consolidated statements of changes in equity

For the fiscal years ended March 4, 2017 and February 27, 2016
(in millions of Canadian dollars)
	Capital stock	Treasury stock	Contributed surplus	Hedging reserve	Retained earnings	Total equity
(53 weeks in 2017 and 52 weeks in 2016)	$	$	$	$	$	$
Balance at February 28, 2015	416.0	(2.8)	58.1	—	556.1	1,027.4
Net profit	—	—	—	—	213.7	213.7
Other comprehensive income	—	—	—	0.6	1.3	1.9

Total comprehensive income	—	—	—	0.6	215.0	215.6

Redemption of capital stock (Note 21)	(10.8)	—	—	—	(30.7)	(41.5)
Dividends (Note 21)	—	—	—	—	(82.2)	(82.2)
Share-based compensation cost (Note 23)	—	—	1.0	—	—	1.0
Performance shares settlement (Note 23)	—	0.6	(0.4)	—	(0.2)	—

Balance at February 27, 2016	405.2	(2.2)	58.7	0.6	658.0	1,120.3

Net profit	—	—	—	—	199.5	199.5
Other comprehensive income	—	—	—	(0.6)	2.9	2.3

Total comprehensive income	—	—	—	(0.6)	202.4	201.8

Redemption of capital stock (Note 21)	(6.0)	—	—	—	(18.2)	(24.2)
Dividends (Note 21)	—	—	—	—	(88.5)	(88.5)
Share-based compensation cost (Note 23)	—	—	0.7	—	—	0.7
Performance shares settlement (Note 23)	—	0.5	(0.5)	—	—	—

Balance at March 4, 2017	399.2	(1.7)	58.9	—	753.7	1,210.1

The accompanying notes are an integral part of these consolidated financial statements.

THE JEAN COUTU GROUP (PJC) INC.

Consolidated statements of financial position

	As at March 4, 2017	As at February 27, 2016
(in millions of Canadian dollars)	$	$
Current assets
Cash and temporary investment	178.9	100.3
Trade and other receivables	202.2	194.5
Inventories (Note 11)	302.7	224.0
Prepaid expenses	15.3	8.4
Income taxes receivable	3.8	8.8

	702.9	536.0
Non-current assets
Long-term receivables from franchisees (Note 12)	27.7	27.5
Investment in associates and joint ventures	29.7	29.6
Property and equipment (Note 13)	484.6	510.7
Investment property (Note 14)	22.1	20.9
Intangible assets (Note 15)	202.2	203.0
Goodwill (Note 16)	36.0	36.0
Deferred tax (Note 9)	0.1	0.1
Other long-term assets (Note 17)	18.8	15.7

Total assets	1,524.1	1,379.5

Current liabilities
Trade and other payables (Note 18)	285.2	234.8

	285.2	234.8
Non-current liabilities
Deferred tax (Note 9)	13.0	6.6
Other long-term liabilities (Note 20)	15.8	17.8

Total liabilities	314.0	259.2

Guarantees, contingencies and commitments (Notes 24 and 25)
Equity	1,210.1	1,120.3

Total liabilities and equity	1,524.1	1,379.5

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board

/s/ François J. Coutu	/s/ L. Denis Desautels
François J. Coutu	L. Denis Desautels
Director and President and Chief Executive Officer	Director

THE JEAN COUTU GROUP (PJC) INC.

Consolidated statements of cash flows

For the fiscal years ended March 4, 2017 and February 27, 2016	2017 (53 weeks)	2016 (52 weeks)
(in millions of Canadian dollars)	$	$
Operating activities
Net profit	199.5	213.7
Adjustments:
Depreciation and amortization	40.5	32.8
Interest income	(2.2)	(1.8)
Income taxes	73.3	86.3
Gains from disposal of property and equipment and investment property	(6.9)	(1.4)
Others	3.9	5.7

	308.1	335.3
Net changes in non-cash asset and liability items (Note 29)	(35.4)	11.7
Interest received	2.3	1.8
Income taxes paid	(62.7)	(123.1)

Cash flow related to operating activities	212.3	225.7

Investing activities
Investments in associates and joint ventures	(0.4)	(15.0)
Purchase of property and equipment	(25.1)	(106.7)
Proceeds from disposal of property and equipment	14.8	7.4
Purchase of investment property	(0.1)	(0.4)
Proceeds from disposal of investment property	4.0	0.4
Net change in long-term receivables from franchisees	0.9	(4.3)
Purchase of intangible assets	(13.3)	(7.1)

Cash flow related to investing activities	(19.2)	(125.7)

Financing activities
Financing fees	(0.1)	(0.1)
Redemption of capital stock and treasury stock	(25.0)	(40.7)
Dividends paid	(88.5)	(82.2)

Cash flow related to financing activities	(113.6)	(123.0)

Effect on exchange rate changes on cash and cash equivalents	(0.9)	1.4

Net change in cash and cash equivalents	78.6	(21.6)
Cash and cash equivalents, beginning of year	100.3	121.9

Cash and cash equivalents, end of year	178.9	100.3

Cash and cash equivalents consist of:
Cash	178.9	84.5
Temporary investment	—	15.8

	178.9	100.3

The accompanying notes are an integral part of these consolidated financial statements. See supplemental cash flow information in Note 29.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

1. General information

The Jean Coutu Group (PJC) Inc. (the “Parent Corporation”) is governed by the Business Corporations Act (Québec). The address of the parent corporation’s registered office is 245, Jean Coutu Street, Varennes, Québec (Canada). The parent corporation and its subsidiaries (“the Corporation”) operate a franchisees network in Canada under the banners of “PJC Jean Coutu”, “PJC Jean Coutu Santé” and “PJC Jean Coutu Santé Beauté”. The Corporation also operates two distribution centres and provides various services to 418 franchised stores as at March 4, 2017 (February 27, 2016 - 417). The franchised store network retails pharmaceutical, parapharmaceutical and other products. The franchisees manage their store and are responsible for merchandising and financing their inventory. In accordance with IFRS 10, Consolidated Financial Statements, the franchised stores’ financial results are not included in the Corporation’s consolidated financial statements. The Corporation also manages all properties that house franchisee outlets.

The Corporation owns Pro Doc Ltd (“Pro Doc”), a Québec-based subsidiary and manufacturer of generic drugs.

2. Basis of preparation

a) Statement of compliance

The Corporation prepared its financial statements in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) as set out in the Handbook of the Chartered Professional Accountants of Canada – Accounting part 1, which incorporates International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements were authorised for issue by the Board of Directors on April 26, 2017.

b) Fiscal year

Fiscal year end of the Corporation is the Saturday closest to February 29 or March 1 and usually comprises 52 weeks in duration but includes a 53rd week every 5 to 6 years. The fiscal years ended March 4, 2017 includes 53 weeks whereas fiscal year ended February 27, 2016 included 52 weeks.

c) Measurement basis

The consolidated financial statements have been prepared using the historical cost basis, except for certain financial instruments measured at fair value and the defined benefit pension obligations which is based on an actuarial valuation.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

2. Basis of preparation (continued)

d) Use of estimates and judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make certain judgments, estimates and assumptions, which may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Changes to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected.

Critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are the identification of components of property and equipment and investment properties, the classification of property and equipment with a dual-use, as well as determining whether the Corporation has control or not over franchised stores to whom financial support is provided.

Assumptions and estimation uncertainties that have a significant risk that could result in material adjustment within the next financial year are: impairment of property and equipment, investment property, intangible assets and goodwill; useful lives of property and equipment, investment property and banner development costs; allowances for credit losses and tax provisions; determination of tax rates used for measuring deferred taxes; assumptions underlying the actuarial determination of defined benefit pension obligations; fair value of financial instruments; guarantees and contingencies.

3. Significant accounting policies

a) Basis of consolidation

The consolidated financial statements include the financial statements of the Parent Corporation and all its subsidiaries. The subsidiaries consist of entities over which the Corporation has right, or is exposed, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The financial statements of subsidiaries are included in the Corporation’s consolidated financial statements from the date that control starts until the date that control ceases. All intercompany transactions and balances have been eliminated on consolidation. The accounting policies of subsidiaries have been changed when necessary to align them with the policies adopted by the Corporation.

The significant subsidiaries of the Corporation, all wholly-owned, are as follows:

•	Pro Doc Ltd,

•	Centre d’information Rx Ltd.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

b) Foreign currency translation

For the purpose of the consolidated financial statements, the income and financial position are expressed in Canadian dollars, which is the functional currency of the corporation and the presentation currency for the consolidated financial statements. Transactions in currencies other than the entity’s functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items that are measured at historical cost in a foreign currency are not retranslated. All exchange gains and losses are included in the consolidated statements of income, unless subject to hedge accounting.

c) Revenue recognition

Revenue is comprised primarily of sales of goods. Sales are recognized at the fair value of the consideration received or receivable, net of returns, trade discounts and professional allowances. Revenue is recognized when persuasive evidence exists that the significant risks and rewards of ownership have been transferred to the buyer, usually when the merchandise is shipped; the recovery of the consideration is probable; the associated costs and possible return of goods can be estimated reliably; there is no continuing management involvement with the goods; and the amount of revenue can be measured reliably. Professional allowances and cash discounts granted to customers are accrued at the time of sale and recorded as a reduction of sales.

The Corporation reports all direct merchandise shipment transactions on a net basis when acting as an agent between suppliers and franchisees.

Royalties are calculated based on a percentage of franchisees’ retail sales and are recorded in other revenues as they are earned. The percentage is established in the franchisees’ agreements.

Services to franchisees and rental income are recognized in other revenues when services are rendered. When a lease contains a predetermined fixed escalation of the minimum rent, the Corporation recognizes the related rent income on a straight-line basis over the term of the lease (Note 3 q).

Revenues are recognized when reasonable assurance exists regarding collectability.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

d) Vendor allowance

Cash considerations received from vendors represent a reduction of the price of the vendors’ products or services and are accounted for as a reduction of cost of sales and related inventory when recognized in the Corporation’s consolidated statement of income and financial position. Certain exceptions apply when the cash considerations received are either a reimbursement of incremental costs incurred by the Corporation to sell the vendors’ products or a payment for assets or services delivered to the vendors.

The Corporation also receives allowances from its vendors as consideration for exclusivity agreements. The revenues related to these agreements are deferred when received and recognized as purchases are made, as stipulated in each agreement. Deferred revenues are classified in trade and other payables and in other long-term liabilities.

e) Leases

Leases are classified as finance leases whenever the terms of the lease substantially transfer all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

i) The Corporation as lessor

Rental income from operating leases is recognized on a straight-line basis over the term of the lease in other revenues. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognized on a straight-line basis over the lease term.

The Corporation leases and subleases properties with predetermined fixed escalation of the minimum rent that are explained in the section other long-term assets (Note 3 q).

ii) The Corporation as lessee

Operating lease expenses are recognized in general and operating expenses on a straight-line basis over the term of the lease. Lease incentives received and predetermined fixed escalation of the minimum rent are recognized as an integral part of the total lease expense, over the term of the lease. In the event that lease incentives are received to enter into operating leases, such incentives are recognized as a liability.

The Corporation leases properties with predetermined fixed escalations of the minimum rent that are explained in the section other long-term liabilities (Note 3 t).

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

f) Income taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in the net profit except to the extent that it arises from the initial accounting for a business combination, or items recognized directly in equity or in other comprehensive income. In the case of a business combination, the tax effect is included in the accounting for the business combination.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries, joint ventures and associates, except where the Corporation is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in a foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Corporation expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Corporation intends to settle its current tax assets and liabilities on a net basis.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

g) Earnings per share

Basic and diluted earnings per share have been determined by dividing the net profit allocated to shareholders for the period by the basic and diluted weighted average number of common shares of the Corporation outstanding during the period, respectively.

Diluted earnings per share is determined by adjusting the weighted average number of common shares outstanding for the effects of all dilutive potential shares generated by the shared-based payments instruments granted to employees. Antidilutive shared-based payments instruments are not included in the calculation of diluted earnings per share.

h) Financial instruments

The Corporation’s financial assets and liabilities are classified and measured as follows:

Assets/Liabilities	Category	Subsequent Measurement
Cash and temporary investment	Loans and receivables	Amortized cost

Trade and other receivables	Loans and receivables	Amortized cost

Long-term receivables from franchisees	Loans and receivables	Amortized cost

Trade and other payables	Other financial liabilities	Amortized cost

i) Non-derivative financial instruments

Financial instruments at fair value through net profit

A financial instrument is classified as at fair value through net profit if it is classified as held for trading or is designated as such upon initial recognition. Financial instruments at fair value through net profit are measured at fair value, and changes therein are recognized in the net profit. Transaction costs, if any, related to acquisition or issuance of financial instruments classified at fair value through net profit, are recognized in the net profit.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition loans and receivables are measured at amortized cost using the effective interest method, less any impairment losses.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

h) Financial instruments (continued)

i) Non-derivative financial instruments (continued)

Available-for-sale financial asset

Available-for-sale financial assets are those non-derivative financial assets that are designated as available for sale or are not classified as loans and receivables, held-to-maturity investments or financial assets at fair value through net profit. Such assets are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition available-for-sale financial assets are measured at fair value, and changes therein are recognized in the consolidated statement of comprehensive income.

Other financial liabilities

Other financial liabilities are recognized initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortized cost using the effective interest method.

ii) Offset

Financial assets and liabilities are offseted and the net amount is presented in the consolidated statement of financial position when, and only when, the Corporation has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

iii) Derivative financial instruments

All derivative financial instruments are carried at fair value in the consolidated statement of financial position, including those derivatives that are embedded in other contracts but are not closely related to the host contract. Derivative financial instruments, except for derivatives that are designated and effective hedging instruments, are financial assets or liabilities classified at fair value through net profit.

The Corporation does not use derivative financial instruments for speculative purposes. Derivatives that are economic hedges are recognized at fair value with the changes in fair value recorded in the consolidated statement of income.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

h) Financial instruments (continued)

iv) Recognition and derecognition of financial instruments

Financial assets and financial liabilities, including derivatives, are recognized initially at the transaction date at which the Corporation becomes a party to the contractual provisions of a financial instrument or derivative contract.

The Corporation derecognizes a financial asset when the contractual rights to the cash flows from the asset expire. The Corporation derecognizes a financial liability when its contractual obligations are discharged or cancelled or expired.

v) Hedging accounting

The Corporation uses derivative financial instruments to manage foreign exchange risk. At the initial designation of the hedge, the Corporation formally documents the relationship between the hedging instrument and the hedged item, the risk management objectives, the strategy for undertaking the hedge and how the effectiveness of the hedging relationship will be assessed. The Corporation also systematically determines, at the inception of the hedge and thereafter, whether the instruments designated as hedges are effective in offsetting changes in the cash flows of the hedged items.

For derivative instruments designated as cash flow hedges, the change in fair value related to the effective portion of the hedge is recognized in other comprehensive income, and the accumulated amount is presented as a hedging reserve in the consolidated statement of changes in equity. Any ineffective portion is immediately recognized in net profit. The gains or losses recorded in the hedging reserve are recognized as an adjustment to the hedged item in the period in which the underlying hedged item is recognized.

When a hedging instrument no longer meets the criteria for hedge accounting, is expired, sold, cancelled, exercised or when its designation is cancelled, the Corporation discontinues hedge accounting prospectively. The cumulative gain or loss at that date remains in the hedging reserve in the consolidated statement of changes in equity until the forecasted transaction occurs. When the Corporation considers that the forecasted transaction will not be realized, the corresponding gains or losses recognized in the hedging reserve are immediately recognized in net profit.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

h) Financial instruments (continued)

vi) Impairment

A financial asset not carried at fair value through net profit is assessed at the end of the reporting period to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

The Corporation considers evidence of impairment for receivables at a specific asset level. All individual receivables are assessed for specific impairment.

vii) Fair value hierarchy

The Corporation analysed its financial instruments that are measured subsequent to initial recognition at fair value and grouped them into levels 1 to 3 based on the degree to which the fair value is observable.

Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 fair value measurements are those derived from inputs other than quoted prices included within level 1 that are observable for the specific asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

i) Cash and cash equivalents

Cash and cash equivalents are defined as cash and temporary investments that have maturities of less than three months at the date of acquisition, and bank overdraft. When the amount of outstanding cheques is greater than the amount of cash, the net amount is presented as bank overdraft in the Corporation’s consolidated statement of financial position. The amounts presented in the Corporation’s consolidated statement of financial position take into account the netting agreements the Corporation has with its bank.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

j) Inventories

Inventories are composed of finished goods available for sale. Inventories are measured at the lower of cost and net realizable value, the cost being determined using the first in, first out method.

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated selling expenses.

k) Long-term receivables from franchisees

Long-term receivables from franchisees are considered as loans and receivables, and are measured at amortized cost. At initial recognition, fair value adjustments based on the application of the effective interest rate method on new long-term receivables from franchisees are recorded against royalties. Subsequent adjustments resulting from the use of the effective interest rate method are recorded as interest income. Management periodically analyzes each investment and whenever an adverse event or changes in circumstances indicate that the recovery of an investment is uncertain, the carrying value of the investment is written down to its estimated realizable value. If the amount of the impairment loss decreases during a subsequent period, it is reversed. The losses and reversals in value are recognized in the net profit.

l) Investments in associates and joint venture

Associates are entities in which the Corporation has a significant influence but no control over financial and operating policies. Significant influence is presumed to exist when a corporation holds between 20 and 50 percent of the voting power of another entity.

Joint ventures are entities over which the Corporation has contractually agreed shared control, for which it has rights to the net assets, and where relevant activities decisions require unanimous consent of the parties sharing control.

Investments in associates and joint venture are accounted for using the equity method. Under this method, the investment is initially recorded at cost and the Corporation’s consolidated financial statements include the Corporation’s share of the income and expenses and equity movements of equity accounted investees, after adjustments to align the accounting policies with those of the Corporation, from the date that significant influence starts until the date that significant influence ceases.

Management periodically analyses each investment to determine if there is objective evidence of an impairment. In the case of an impairment, the investment is written down to its recoverable amount and the loss is recorded in the net profit.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

m) Property and equipment

i) Classification

General statement

Property and equipment are used in the production or supply of goods or services or for administrative purposes.

Franchisee-occupied buildings

Franchisee-occupied buildings do not meet the criteria to be classified as investment property as the Corporation generates significant cash flows other than rental from franchisees and provides them with a wide range of services not deemed ancillary. As a result, the Corporation accounts for the franchisee-occupied buildings as property and equipment.

Dual-use properties

Dual-use properties are properties occupied by a franchisee and rented to other third parties. As the Corporation concluded that all of the dual-use properties did not meet the criteria to be split into own-use and investment property for accounting purposes, in these cases the entire property are accounted for as property and equipment since the portion held for its own uses (i.e. rented to a franchisee) always represents more than an insignificant portion of the property.

Change of use

When the use of a property changes from franchisee-occupied to investment property or from investment property to franchisee-occupied, the property is reclassified at its carrying amount in its new category.

ii) Recognition

Land is accounted for at cost. Other property and equipment are accounted for at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset.

Construction in progress is not amortized until the asset is ready for its intended use. Amortization of other property and equipment is based on their estimated useful lives using the straight-line method. Depreciation methods, useful lives and residual values are reviewed annually and adjusted if necessary.

When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

m) Property and equipment (continued)

ii) Recognition (continued)

The estimated useful lives are as follows:

Property and equipment	Terms
Buildings	15 to 40 years

Buildings held for leasing	10 to 40 years

Leasehold improvements	Term of the lease or useful life, whichever is shorter

Equipment	3 to 20 years

The cost of replacing a part of an item of property and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will benefit the Corporation, and if its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The maintenance costs of property and equipment are recognized in the net profit as incurred.

Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of this item, and are recognized net in general and operating expenses.

n) Investment property

Investment property is property held either to earn rental income or for capital appreciation or for both. Properties rented to third parties, other than franchisees meet the criteria to be classified as investment property as the Corporation holds these properties to earn rental income and as a defensive measure against competitors.

When the use of a property changes from franchisee-occupied to investment property or from investment property to franchisee-occupied, the property is reclassified at its carrying amount in its new category.

Investments properties are recognized in the same manner as property and equipment.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

o) Intangible assets

Intangible assets are banner development costs and softwares that are measured at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized in the net profit on a straight-line basis over the estimated useful lives of intangible assets. The estimated useful lives and amortization methods are reviewed at the end of each annual reporting period, with any changes in estimate being accounted for on a prospective basis.

The estimated useful lives are as follows:

Intangible assets	Terms
Banner development costs	25 years

Software	3 to 10 years

Banner development costs are paid to franchisees for them to acquire, among others, prescription files, which increases the business volume of points of sale. Since the Corporation also manages all franchised store properties, payment of banner development costs to a franchisee ensures that the Corporation benefits from, among others, an increase in its sales and its royalty revenues.

p) Goodwill

Goodwill arising in a business combination is recognized as an asset at the date that control is acquired (the acquisition date). Goodwill represents the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. Goodwill is not amortized.

q) Other long-term assets

Other long-term assets are mainly rent escalation assets. The Corporation leases and subleases properties with predetermined fixed escalations of the minimum rent. The Corporation recognizes the related rent revenue on a straight-line basis over the term of the lease and consequently records the difference between the recognized rental revenue and the amount receivable under the lease as rent escalation assets in other long-term assets.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

r) Impairment of property and equipment, investment property, intangible assets and goodwill

i) Property and equipment, investment property and intangible assets

At the end of each reporting period, the Corporation reviews the carrying amounts of its property and equipment, investment property and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Corporation estimates the recoverable amount of the cash-generating unit (“CGU”) to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual CGU, otherwise they are allocated to the smallest group of CGU for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs of disposals and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the specific risks to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount. An impairment loss is recognized immediately in the net profit.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years. A reversal of an impairment loss is recognized immediately in the net profit.

ii) Goodwill

Goodwill is reviewed for impairment at least annually. For the purpose of impairment testing, goodwill is allocated to each of the Corporation’s CGUs expected to benefit from it. CGUs to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the CGU may be impaired. If the recoverable amount of the CGU is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit based on a pro-rata of the carrying amount of each asset in the unit. An impairment loss recognized for goodwill is never reversed in a subsequent period.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

s) Provisions

A provision is recognized if, as a result of a past event, the Corporation has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (where the effect of the time value of money is material).

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

t) Other long-term liabilities

Other long-term liabilities are mainly deferred lease obligations and long-term portion of share-based payments cash-settled obligations (Note 23). The Corporation leases premises and recognizes minimum rent starting when possession of the property is taken from the landlord. Rental expenses are recognized in the net profit on a straight-line basis over the term of the lease. Lease incentives granted and predetermined fixed escalations of the minimum rent are recognized as an integral part of the total general and operating expenses, over the term of the lease.

u) Capital stock

i) Shares

Shares of the parent corporation are classified as equity. Incremental costs directly attributable to the issuance of shares and stock options are recognized as a deduction from equity, net of any tax effects.

ii) Redemption of capital stock

The Corporation, from time to time, may repurchase its common shares under a normal course issuer bid and a substantial issuer bid. When common shares are repurchased, the carrying amount of the repurchased shares is deducted from the capital stock. The excess of the purchase price over the carrying amount of the repurchased shares is recognized in the retained earnings. Any repurchased common shares are cancelled. The Corporation ceases to consider common shares outstanding on the date of our purchase of the common shares, although the actual cancellation of the common shares by the transfer agent and registrar occurs on a timely basis on a date shortly thereafter.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

v) Share-based payments

i) Stock option and performance share plans

The Corporation has a stock option plan and a performance share plan which are described in Note 23. The share-based payments expense is accounted for under the fair value method. It is expensed in general and operating expenses and credited to contributed surplus during the vesting period. With regard to the stock option plan, these credits are reclassified to capital stock on exercise of stock options. Regarding the performance share plan, any difference between the amount credited to contributed surplus in respect of the shared-based payments expense and the amount paid by the Corporation to acquire the shares that will be used in settlement of performance shares is reclassified to retained earnings upon settlement of performance shares.

An estimate is required for the expected number of equity instrument expected to vest and the estimate is revised if subsequent information indicates that the actual forfeitures may be different from the estimated number. The effect of any change in the number of stock options or performance shares is recognized in the period during which the estimate is revised. The grant qualifies as a grant of equity instruments. The Corporation’s stock option plan and performance share plan are the only plans settled in equity.

ii) Share appreciation rights plan

The Corporation has a share appreciation rights plan. The fair value of the amounts payable to executives in respect of share appreciation rights, which are settled in cash, is recognized in general and operating expenses with a corresponding increase recorded in other long-term liabilities except short-term portion recorded in trade and other payables, over the period that the employees become entitled to payment. The liability is remeasured at each reporting date and at settlement date. Any changes in the fair value of the liability are recognized in general and operating expenses of net profit for the period.

iii) Share unit plan

The Corporation also has a share unit plan, which is a cash-settled plan, for the members of the Board of Directors. A liability is recognized for the services acquired. This liability is initially recorded at fair value in other long-term liabilities, except short-term portion recorded in trade and other payables, with a corresponding expense recognized in general and operating expenses. At the end of each reporting period until the liability is settled, and at the date of settlement, the fair value of the liability is remeasured, with any changes in fair value recognized in general and operating expenses of net profit for the period.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

w) Defined benefit pension plans

The Corporation maintains defined benefit pension plans for some of its senior officers, which include registered pension plans as well as a non-registered supplemental pension plan.

The registered pension plans are funded as required by the applicable laws and the supplemental plan is partly funded through retirement compensation arrangements (“RCA”). The amount of contributions required to fund the registered pension plans is determined by an actuarial valuation.

For defined benefit plans, the cost of providing benefits is determined using the projected unit credit method, with actuarial valuations being carried out at the end of each period. Remeasurements, including actuarial gains and losses and return on plan assets (excluding interest) are recognized immediately in the statement of financial position and a debit or credit is made in other comprehensive income during the fiscal year in which they occur. Remeasurements recorded in other comprehensive income are recognized immediately in retained earnings and will not be reclassified to net profit. Past service cost is recognized immediately to net profit in the period of a plan amendment. The calculation of net interest is made by multiplying the net defined benefit pension liability (asset) at the beginning of the period by the discount rate.

Defined benefit costs are categorized as follow:

•	service cost (current service cost, past service cost, as well as gains and losses on curtailments and settlements), accounted for in general and operating expenses of net profit;

•	net interest (expense or income) recorded in financing expenses or revenus of net profit;

•	remeasurements recorded in other comprehensive income.

The defined benefit liability recognized in the consolidated statement of financial position under other long-term assets or liabilities represents the present value of the defined benefit obligation reduced by the fair value of plan assets. Any asset resulting from this calculation is limited to the present value of available refunds and reductions in future contributions to the plan.

No other post-retirement benefits are provided to employees.

x) Defined contribution pension plans

Contributions to defined contribution retirement benefit plans are recognized in general and operating expenses of net profit when employees have rendered the services entitling them to the contributions.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

3. Significant accounting policies (continued)

y) Segment reporting

An operating segment is a component in the Corporation that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Corporation’s other components. The Corporation’s President and Chief Executive Officer regularly reviews all operating segments’ operating results to decide which resources should be allocated to the segment and to assess its performance, for which specific financial information is available.

The Corporation has two reportable operating segments: franchising and generic drugs. Within the franchising segment, the Corporation carries on the franchising activity under the banners of PJC Jean Coutu, PJC Jean Coutu Santé and PJC Jean Coutu Santé Beauté, operates two distribution centres and coordinates several other services for the benefit of its franchisees. Within the generic drug segment, the Corporation owns Pro Doc, a Canadian manufacturer of generic drugs, the revenues of which come from the sale of generic drugs to wholesalers and pharmacists. Both reportable operating segments of the Corporation are in the Canadian geographic area.

The accounting policies that are used for the operating segment are the same as the one described in this note. The Corporation analyzes the performance of its franchising and generic drug segments based on its operating income before depreciation and amortization. This is the measure reported to the President and Chief Executive Officer for the purposes of resource allocation and assessment of segment performance. The Corporation records intersegment operations at the amount agreed between the parties.

4. Changes in accounting policies

Standards and Interpretations issued not yet adopted

Information on new standards, amendments and interpretations that are expected to be relevant to the Corporation’s consolidated financial statements is provided below. Certain other new standards and interpretations have been issued but are not expected to have a material impact on the Corporation’s consolidated financial statements.

a) Financial instruments

In July 2014, the IASB has issued the final version of the standard IFRS 9, Financial Instruments , which includes phases of the project to replace IAS 39, Financial Instruments - recognition and measurement. This revised version of IFRS 9 included mainly the requirements for a) the classification and measurement of financial assets and liabilities and for derecognition, b) impairment methodology for financial assets and c) the general hedge accounting. IFRS 9 will be applied prospectively with transitional arrangements depending on the date of application. The new standard is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Corporation is currently evaluating the impact of adopting IFRS 9 on its consolidated financial statements.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

4. Changes in accounting policies (continued)

Standards and Interpretations issued not yet adopted (continued)

b) Revenue from contract with customers

In May 2014, the IASB has issued a new standard, IFRS 15, Revenue from contracts with customers, which is a replacement of IAS 18, Revenue , IAS 11, Construction contract, and related interpretations. The core principle of IFRS 15 is that an entity should recognize revenue when (or as) a performance obligation is satisfied, i.e. when control of the goods or services underlying the performance obligation is transferred to the customer, and at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Far more prescriptive guidance has been added in IFRS 15. IFRS 15 also requires additional disclosures through notes to financial statements. The new standard is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Corporation is currently evaluating the impact of adopting IFRS 15 on its consolidated financial statements.

c) Leases

In January 2016, the IASB has issued a new standard IFRS 16, Leases, which is a replacement of IAS 17, Leases, and related interpretations. IFRS 16 provides a single lessee accouting model, requiring the recognition of assets and liabilities for all leases, unless the lease term is 12 months or less or the underlying asset has a low value. IFRS 16 substantially carries forward the lessor accounting in IAS 17 with the distinctions between operating leases and finance leases being retained. The new standard is effective for annual periods beginning on or after January 1, 2019, with early adoption is permitted if IFRS 15 has also been applied. The Corporation is currently evaluating the impact of adopting IFRS 16 on its consolidated financial statements.

5. Other revenues

	2017	2016
	$	$
Royalties	124.5	117.3
Rent (Note 25)	103.7	99.9
Sundry	58.5	64.8

	286.7	282.0

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

6. Cost of sales and general and operating expenses

	2017	2016
	$	$
Wages, salaries and fringe benefits	125.7	109.0
Operating lease expenses	64.6	61.5
Other goods and services (1)	114.8	117.9

General and operating expenses	305.1	288.4

(1)	Other goods and services include advertising costs, repair and maintenance of property and equipment, services to franchisees, freight charges, allowances for credit losses, professional fees, office supplies, utilities and expenses for taxes and licenses.

No significant cost other than the cost of inventories is included in the cost of sales.

7. Depreciation and amortization

	2017	2016
	$	$
Property and equipment	26.2	20.8
Investment property	0.6	0.6
Intangible assets	13.7	11.4

	40.5	32.8

8. Financing revenus

	2017	2016
	$	$
Foreign exchange losses	0.1	0.1
Interest income	(2.2)	(1.8)
Interest revenues on loans and receivables accounted for under the effective interest rate method	(0.1)	(0.1)
Net interest on the net defined benefit pension liability (Note 26)	0.5	0.4
Other financing revenus, net	(0.4)	(0.1)

	(2.1)	(1.5)

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

9. Income taxes

a) Income tax expense

The income taxes are as follows:

	2017	2016
	$	$
Current income taxes
Current fiscal year	68.6	61.9
Tax provisions	—	4.7
Adjustments for prior fiscal years	(0.7)	—

	67.9	66.6

Deferred income taxes
Origination and reversal of temporary differences	4.3	19.3
Adjustments for prior fiscal years	1.1	0.4

	5.4	19.7

	73.3	86.3

The Corporation’s income tax expense differs from the amounts that would be computed using the combined statutory tax rates.

	2017	2016
	$	$
Income taxes at combined statutory tax rate of 26.88%	73.3	80.7
Tax increase resulting from other elements:
Tax provisions	—	4.7
Other	—	0.9

	73.3	86.3

During fiscal year 2016, a tax provision of $4.7 million has been recorded following a judgment rendered by the Quebec Court of Appeal which reversed a judgment rendered at first instance in favor of the Corporation by the Superior Court in relation to an introductory motion of suit for rectification of books and records and declaratory relief filed by the Corporation. On December 9, 2016, the Supreme Court of Canada rejected the appeal made by the Corporation. The tax provision recorded was sufficient, no additional amount was recorded.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

9. Income taxes (continued)

b) Unrecognized deferred tax assets

As at March 4, 2017, $859.4 million of indefinitely reportable capital losses (February 27, 2016 - $864.7 million) have not been recognized as deferred tax assets. Those deferred tax assets have not been recognized because it is not probable that future taxable income as capital gains against which the Corporation can utilize these benefits will be available.

c) Deferred tax balances

Future income tax asset and liability are as follows:

	Consolidated statements of financial position		Recognized in the statement of income
	As at March 4, 2017	As at February 27, 2016	2017	2016
	$	$	$	$
Deferred income tax asset:
Long-term receivables from franchisees	0.1	0.1	—	(0.1)
Property and equipment and investment property	0.1	0.3	(0.2)	(2.5)
Other long-term liabilities	0.7	1.5	0.2	(1.8)
Intersegment eliminations included in deferred taxes	—	—	—	(12.8)

Total deferred income tax asset	0.9	1.9	—	(17.2)

Deferred income tax liability:
Property and equipment and investment property	7.4	2.6	4.8	2.1
Intangible assets	4.6	4.5	0.1	0.2
Other long-term assets	1.8	1.3	0.5	0.2

Total deferred income tax liability	13.8	8.4	5.4	2.5

Deferred income tax asset (liability), net	(12.9)	(6.5)	(5.4)	(19.7)

Deferred tax asset - non current	0.1	0.1
Deferred tax liability - non current	(13.0)	(6.6)

	(12.9)	(6.5)

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

10. Earnings per share

The calculation of earnings per share and the reconciliation of the number of shares used to calculate the diluted earnings per share are established as follows:

	2017	2016
Net profit	$199.5	$213.7

Weighted average number of shares (in millions) used to compute basic earnings per share	184.4	186.8

Basic earnings per share, in dollars	$1.08	$1.14

Weighted average number of shares (in millions) used to compute diluted earnings per share	184.5	186.8

Diluted earnings per share, in dollars	$1.08	$1.14

For the fiscal year ended March 4, 2017, 381,000 antidilutive share-based payments instruments have been excluded from the computation of diluted profit per share (415,000 were excluded in 2016).

11. Inventories

For the fiscal year ended March 4, 2017, the allowance for inventory losses recorded as expenses in the cost of sales was $1.4 million ($0.3 million in 2016).

12. Long-term receivables from franchisees

	As at March 4, 2017	As at February 27, 2016
	$	$
Long-term receivables from franchisees	38.5	33.4
Less: current portion (included in trade and other receivables)	(10.8)	(5.9)

	27.7	27.5

Long-term receivables from franchisees are accounted for using the effective interest rate method. As at March 4, 2017, the principal amount of these investments was $53.5 million (February 27, 2016 - $46.2 million) before the discount effect of $0.2 million (February 27, 2016 - $0.4 million) and before deduction of a provision for undiscounted losses of $14.8 million (February 27, 2016 - $12.4 million). These investments bear interest at rates up to 10.4% (February 27, 2016 - 8.0%). Some have repayment terms up to 2025 and some do not have payment terms. The current portion does not include receivables from franchisees that have no payment terms.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

13. Property and equipment

	Land	Buildings	Leasehold improvements	Equipment	Construction in progress	Total
	$	$	$	$	$	$
Cost
Balance at February 28, 2015	108.3	370.5	17.6	92.6	85.0	674.0
Additions	5.0	7.8	0.1	43.1	40.8	96.8
Disposals and write-offs	(0.3)	(14.9)	(0.2)	(0.7)	—	(16.1)
Transfers	0.7	116.6	0.6	7.1	(122.6)	2.4

Balance at February 27, 2016	113.7	480.0	18.1	142.1	3.2	757.1

Additions	1.7	3.9	—	7.8	4.4	17.8

Disposals and write-offs	(4.1)	(18.3)	(1.1)	(14.1)	—	(37.6)
Transfers	(0.7)	(1.3)	0.6	—	(7.3)	(8.7)

Balance at March 4, 2017	110.6	464.3	17.6	135.8	0.3	728.6

Accumulated depreciation
Balance at February 28, 2015	—	147.0	9.6	79.1	—	235.7
Depreciation	—	13.7	1.8	5.3	—	20.8
Disposals and write-offs	—	(9.5)	(0.1)	(0.5)	—	(10.1)

Balance at February 27, 2016	—	151.2	11.3	83.9	—	246.4

Depreciation	—	15.5	1.7	9.0	—	26.2
Disposals and write-offs	—	(10.5)	(1.0)	(14.0)	—	(25.5)
Transfers	—	(3.1)	—	—	—	(3.1)

Balance at March 4, 2017	—	153.1	12.0	78.9	—	244.0

Carrying amounts
Balance at February 27, 2016	113.7	328.8	6.8	58.2	3.2	510.7

Balance at March 4, 2017	110.6	311.2	5.6	56.9	0.3	484.6

Carrying amounts as at March 4, 2017 include $101.7 million (February 27, 2016 - $102.0 million) of lands held for leasing and $200.7 million (February 27, 2016 - $203.5 million) of buildings held for leasing.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

14. Investment property

	Land	Buildings	Total
	$	$	$
Cost
Balance at February 28, 2015	11.1	23.8	34.9
Additions	—	0.4	0.4
Disposals	(0.1)	(0.5)	(0.6)
Transfers	(0.7)	(1.7)	(2.4)

Balance at February 27, 2016	10.3	22.0	32.3

Additions	—	0.1	0.1
Disposals	(1.2)	(4.8)	(6.0)
Transfers	0.7	8.0	8.7

Balance at March 4, 2017	9.8	25.3	35.1

Accumulated depreciation
Balance at February 28, 2015	—	10.9	10.9
Depreciation	—	0.6	0.6
Disposals	—	(0.1)	(0.1)

Balance at February 27, 2016	—	11.4	11.4

Depreciation	—	0.6	0.6
Disposals	—	(2.1)	(2.1)
Transfers	—	3.1	3.1

Balance at March 4, 2017	—	13.0	13.0

Carrying amounts

Balance at February 27, 2016	10.3	10.6	20.9

Balance at March 4, 2017	9.8	12.3	22.1

During the fiscal year ended March 4, 2017, the Corporation recorded, in other revenues, $1.6 million ($1.2 million in 2016) of rental income from investment properties and recorded, in general and operating expenses, $0.9 million ($0.9 million in 2016) of direct operating expenses related to the same investment properties. In addition, the Corporation recorded direct operating costs of $0.3 million ($0.4 million in 2016) related to investment properties for which no rental income was earned.

Investment property comprises a number of commercial properties that are leased to third parties. The fair value of the investment property is $27.0 million as at March 4, 2017 ($24.3 million as at February 27, 2016). This assessment is classified as level 3 because it is derivated from non observable market data.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

15. Intangible assets

	Banner development costs	Software	Software under development	Total
	$	$	$	$
Cost
Balance at February 28, 2015	306.0	0.3	14.0	320.3
Additions	1.3	0.3	5.8	7.4
Transfers	—	19.8	(19.8)	—

Balance at February 27, 2016	307.3	20.4	—	327.7

Additions	9.3	3.6	—	12.9

Balance at March 4, 2017	316.6	24.0	—	340.6

Accumulated amortization
Balance at February 28, 2015	113.3	—	—	113.3
Amortization	11.2	0.2	—	11.4

Balance at February 27, 2016	124.5	0.2	—	124.7

Amortization	11.4	2.3	—	13.7

Balance at March 4, 2017	135.9	2.5	—	138.4

Carrying amounts

Balance at February 27, 2016	182.8	20.2	—	203.0

Balance at March 4, 2017	180.7	21.5	—	202.2

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

16. Goodwill

The carrying amount of goodwill is $36.0 million as at March 4, 2017 and February 27, 2016, of which $20.0 million was allocated to the franchising CGU and $16.0 million was allocated to the generic drugs CGU.

Impairment testing for cash-generating units containing goodwill

For the purpose of impairment testing, goodwill is allocated to CGUs. As at the testing date selected, the Corporation determined that there was no impairment of any of its CGUs containing goodwill. Recoverable amounts of units are determined on the basis of value in use calculations. The calculation of the value in use is based on projecting future cash flows over a five-year period and using a terminal value that incorporates expectations of growth thereafter. This calculation reflects management’s expectation of the medium term operating performance of the CGU and expected growth of the CGU’s markets.

The Corporation used a pre-tax discount rate of 9.0% per annum (9.0% in 2016) and a terminal growth rate of 3.7% (3.7% in 2016) which does not exceed the average long-term growth rate for the relevant markets.

Management believes that any reasonably possible change in the key assumptions on which each CGU’s recoverable amount is based will not impact the conclusion on impairment test.

17. Other long-term assets

	As at March 4, 2017	As at February 27, 2016
	$	$
Rent escalation assets	15.3	14.7
Net defined benefit pension asset (Note 26)	2.1	—
Other	1.4	1.0

	18.8	15.7

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

18. Trade and other payables

	As at March 4, 2017	As at February 27, 2016
	$	$
Trade and other accruals	210.2	183.0
Accrued expenses and others	59.3	50.3
Deferred revenues	15.7	1.5

	285.2	234.8

Trade and other accruals are presented net of $7.4 million of vendor allowances that were offset ($7.4 million as at February 27, 2016).

19. Long-term debt

Credit agreement

The Corporation entered into an unsecured revolving credit facility in the amount of $250.0 million. During the fiscal year ended March 4, 2017, the Corporation extended this credit facility maturity date by 1 year to November 10, 2021. Under the facility credit agreement, the Corporation may, under certain circumstances and subject to receipt of additional commitments from existing lenders or other eligible institutions, request increases to the credit facility up to an aggregate amount, together with all then-existing commitments, of $750.0 million.

The applicable interest rate under the credit facility is the Canadian prime rate plus a variable margin (totaling 2.70% as at March 4, 2017 and as at February 27, 2016) or the banker acceptance rate plus a variable margin (totaling 1.75% as at March 4, 2017 and 1.71% as at February 27, 2016). Margins depend on the achievement of certain financial ratios. Interest rate is repriced periodically for terms generally not exceeding one month. As at March 4, 2017 and February 27, 2016, this credit facility was unused (except for $0.3 million of letters of credit as at February 27, 2016).

Under the terms and conditions of these credit agreements, the Corporation must satisfy certain covenants as financial ratios, which are described in Note 22, and the compliance with certain conditions regarding indebtedness, investments and business acquisitions. As at March 4, 2017 and February 27, 2016, the Corporation satisfied such covenants.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

20. Other long-term liabilities

	As at March 4, 2017	As at February 27, 2016
	$	$
Deferred lease obligations	12.2	12.4
Net defined benefit pension liability (Note 26)	—	2.3
Share-based payments cash-settled obligations	3.1	2.9
Other	0.5	0.2

	15.8	17.8

21. Capital stock

Authorized, unlimited number:

Class ‘‘A’’ subordinate voting shares, participating, one vote per share, exchangeable, at the option of the holder, for the same number of Class ‘‘B’’ shares in the event of a take-over bid being made solely with respect to Class ‘‘B’’ shares, without par value, dividend declared in Canadian dollars.

Class ‘‘B’’ shares, participating, ten votes per share, exchangeable for Class ‘‘A’’ subordinate voting shares on the basis of one Class ‘‘A’’ subordinate voting share for one Class ‘‘B’’ share, without par value, dividend declared in Canadian dollars.

Class ‘‘C’’ shares, to be issued in one or more series subject to rights, privileges, conditions and restrictions to be determined, non-participating, non-voting, without par value.

Changes that occurred in capital stock are presented as follows:

	2017		2016
	(shares in millions)	$	(shares in millions)	$
Class ‘‘A’’ subordinate voting shares
Issued shares, beginning of year	81.4	405.2	83.5	416.0
Repurchased and cancelled	(1.2)	(6.0)	(2.1)	(10.6)
Repurchased and not cancelled	—	—	—	(0.2)

Issued shares, end of year	80.2	399.2	81.4	405.2

Class ‘‘B’’ shares
Outstanding shares, beginning and end of year	103.5	—	103.5	—

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

21. Capital stock (continued)

a) Repurchase under the normal course issuer bid

On April 27, 2016, the Corporation announced its intention to repurchase for cancellation, if it is considered advisable, up to 4,063,000 of its outstanding Class “A” subordinate voting shares, representing approximately 5% of the current public float of such shares, over a 12-month period ending no later than May 8, 2017. The shares were or will be repurchased through the facilities of the Toronto Stock Exchange (the “TSX”) and in accordance with its requirements.

On April 29, 2015, the Corporation announced its intention to repurchase for cancellation up to 7,983,000 of its outstanding Class “A” subordinate voting shares, representing approximately 10% of the current public float of such shares, over a 12-month period ending no later than May 6, 2016. During the term of this normal course issuer bid, 2,170,790 shares have been repurchased and cancelled through the facilities of the TSX and in accordance with its requirement.

For the years ended March 4, 2017 and February 27, 2016, the Corporation repurchased under its normal course 1,215,704 and 2,170,790 Class ‘‘A’’ subordinate voting shares at an average price of $19.91 and $19.11 per share for a total consideration of $24.2 million and $41.5 million including related costs, respectively. Amounts of $18.2 million and $30.7 million representing the excess of the purchase price over the carrying value of the repurchased shares were included in retained earnings for the years ended March 4, 2017 and February 27, 2016, respectively. The shares repurchased during fiscal year ended March 4, 2017 were cancelled during the same period. The shares repurchased during fiscal year ended February 27, 2016 were cancelled during the same period, except for 40,243 shares that were cancelled after February 27, 2016.

b) Stock options exercised

For the fiscal year ended March 4, 2017, 3,927 Class “A” subordinate voting shares were issued following the stock options exercised (none in 2016).

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

21. Capital stock (continued)

d) Dividends

The following dividends were declared and paid by the Corporation:

	2017	2016
	$	$
$0.48 ($0.44 in 2016) per Class ‘‘A’’ subordinate voting shares	38.8	36.7
$0.48 ($0.44 in 2016) per Class ‘‘B’’ shares	49.7	45.5

	88.5	82.2

On April 26, 2017, the Board of directors approved a quarterly dividend of $0.13 per share. This dividend will be paid on May 26, 2017, to all holders of Class ‘‘A’’ subordinate voting shares and holders of Class ‘‘B’’ shares listed in the Corporation’s shareholder ledger as at May 12, 2017.

22. Capital disclosure

The Corporation’s objectives when managing capital are as follows:

•	to safeguard the Corporation’s ability to continue as a going concern and to support its growth strategy to provide returns to shareholders;

•	to maintain an optimal capital structure in order to reduce the cost of capital;

•	to complete appropriate capital investments to ensure that its operations remain competitive and stable.

The Corporation manages and adjusts its capital structure in conjunction with economic conditions and risk characteristics of underlying assets. In order to maintain or adjust its capital structure, the Corporation may issue new shares, repurchase shares, adjust the amount of dividends paid to shareholders, proceed to the issuance or repayment of debt and acquire or sell assets to improve its financial performance and flexibility. The Corporation’s capital objectives, policies and procedures are unchanged since February 27, 2016.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

22. Capital disclosure (continued)

The Corporation defines its capital as the total capitalization, which is net debt plus shareholder’s equity. Net debt consists of long-term debt (including the current portion) and bank overdraft, net of temporary investments. Total capitalization and net debt are non IFRS measures and could be different than measures used by other corporations.

The Corporation monitors its capital using different financial ratios and non-financial performance indicators. The Corporation periodically monitors capital using a number of financial metrics comprised mainly of the following ratios:

•	net debt to total capitalization;

•	net debt to operating income before depreciation and amortization.

At March 4, 2017 and February 27, 2016, the computations of financial ratios indicated above were without purpose since the Corporation had no bank overdraft and long-term debt. The Corporation considers that the financial metrics are satisfactory as it complies with its managing capital objectives.

The Corporation must also comply quarterly to certain financial covenants under its $250.0 million revolving credit facility described in Note 19. These financial covenants require to maintain (i) a maximum leverage ratio, and, if this ratio exceeds a certain level, (ii) a minimum interest coverage ratio. The Corporation is in compliance with the requirements stipulated in its credit facilities with regards to those ratios.

23. Share-based payments

a) Stock option plan

The Corporation has a fixed stock option plan for some of its officers. The Corporation may grant options to those employees, totaling up to 10,000,000 Class “A” subordinate voting shares. Under the plan, the exercise price of each option may not be lower than the weighted average price based on volume of the Corporation’s shares on the Toronto Stock Exchange during the five days preceding the grant date of the options. An option’s maximum term is 10 years. The maximum term of options is in January 2024. Granted options vest annually over a maximum period of four years.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

23. Stock-based compensation plan (continued)

a)	Stock option plan (continued)

Changes that occurred in the number of stock options are presented as follows:

	2017		2016
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
	(in millions)	(in dollars)	(in millions)	(in dollars)
Options outstanding, beginning of year	0.6	19.84	0.4	21.32
Options granted	0.2	20.43	0.2	17.45
Options exercised	(0.1)	21.42	—	—

Options outstanding, end of year	0.7	19.95	0.6	19.84

Options exercisable, end of year	0.4	19.87	0.3	19.59

The following table summarizes information about the stock options as at March 4, 2017:

	Options outstanding
Range of exercise price	Number of options	Weighted average remaining life	Weighted average exercise price
(in dollars)	(in millions)	(years)	(in dollars)
Below $15	0.1	2.6	14.07
$15 - $20	0.3	5.3	17.79
More than 20$	0.3	6.0	22.59

	0.7	5.4	19.95

The following data represents the assumptions used in the stock option fair value valuation in accordance with the Black-Scholes model for the options granted:

	2017	2016
Expected dividend yield	2.34%	2.34%
Expected volatility	22.83%	22.06%
Risk-free interest rate	1.08%	0.53%
Expected life (years)	5	5

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

23. Stock-based compensation plan (continued)

a)	Stock option plan (continued)

During the fiscal year ended March 4, 2017, the Corporation granted 200,963 stock options (219,134 in 2016). The fair value of those options is $3.14 for the fiscal year ended March 4, 2017 ($2.43 in 2016). An amount of $0.5 million for the fiscal year ended March 4, 2017 ($0.6 million in 2016) was expensed for the stock option plan.

b) Performance share plan

The Corporation has a performance share plan offered to its executive’s officers. The performance share rights have a vesting period of 3 years and have performance vesting conditions. The performance shares entitle the holders to receive Class ‘‘A’’ subordinate voting shares of the Corporation or at the discretion of thereof, the equivalent value in cash.

Changes that occurred in the number of performance share rights are presented as follows:

	2017	2016
	(in thousands)	(in thousands)
Balance, beginning of year	98.5	117.6
Granted	29.3	32.0
Settled	(36.4)	(51.1)
Canceled	(4.0)	—

Balance, end of year	87.4	98.5

The fair value of performance shares granted during the fiscal year ended March 4, 2017 is $11.38 per performance share ($9.80 in 2016). The Corporation uses a Monte Carlo model to incorporate a market condition in the valuation of the performance shares. An amount of $0.2 million for the fiscal year ended March 4, 2017 ($0.4 million in 2016) was expensed for the performance shares.

Class ‘‘A’’ subordinate voting shares of the Corporation have been repurchased and are held in trust for the benefit of the holders until the rights attached to the performance shares are acquired or canceled. The trust, considered as a special purpose entity, is consolidated in financial statements of the Corporation and the cost of shares acquired is presented in equity as treasury stocks in the financial position of the Corporation. During the fiscal year ended March 4, 2017, the Corporation acquired 2,941 Class ‘‘A’’ subordinate voting shares (3,252 in 2016) at an average price of $20.04 ($21.01 in 2016). During the fiscal year ended March 4, 2017, the Corporation released 32,107 Class “A” subordinate voting shares related to rights acquired during this period (36,663 in 2016). As at March 4, 2017, 100,655 Class ‘‘A’’ subordinate voting shares were held in trust (February 27, 2016 - 129,821).

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

23. Stock-based compensation plan (continued)

c)	Stock appreciation right and share unit plans

The Corporation has a share unit and a stock appreciation right plans. Changes that occurred in the number of stock appreciation rights and share units are presented as follows:

	2017		2016
	Number of share appreciation rights	Number of share units	Number of share appreciation rights	Number of share units
	(in millions)	(in millions)	(in millions)	(in millions)
Outstanding, beginning of year	0.5	0.1	0.5	0.2
Granted	0.2	—	0.2	—
Exercised	(0.1)	—	(0.2)	(0.1)

Outstanding, end of year	0.6	0.1	0.5	0.1

As at March 4, 2017, 117,580 stock appreciation rights (February 27, 2016—121,410) were exercisable.

An amount of $0.2 million was expensed regarding those plans for the fiscal year ended March 4, 2017 (a reversal of the liability of $3.1 million in 2016). As at March 4, 2017, the Corporation had a short-term and long-term liability totaling $3.3 million related to those plans (February 27, 2016 - $3.5 million).

24. Guarantees and contingencies

a)	Guarantees

The Corporation has guaranteed the reimbursement of certain bank loans contracted by franchisees for a maximum amount of $2.2 million as at March 4, 2017 (February 27, 2016 - $1.7 million). Most of those guarantees apply to loans with a maturity of one year. Those loans are also personally guaranteed by the franchisees.

b) Buyback agreements

Under buyback agreements, the Corporation is committed to financial institutions to purchase the inventories of certain of its franchisees, when they are in default, up to the amount of advances made by those financial institutions to the franchisees. As at March 4, 2017, financing related to these inventories amounted to $117.5 million (February 27, 2016 - $138.7 million). However, under these agreements, the Corporation is not committed to cover any deficit that may arise should the value of these inventories be less than the amount of the advances.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

24. Guarantees and contingencies (continued)

b)	Buyback agreements (continued)

Under buyback agreements, the Corporation is committed to financial institutions to purchase equipment held by franchisees and financed by finance leases not exceeding 5 years and loans not exceeding 15 years. For finance leases, the buyback value is linked to the net balance of the lease at the date of the buyback. For equipment financed by bank loans, the minimum buyback value is whether set by contract with the financial institutions, or linked to the loan balance at the buyback date. As at March 4, 2017, financing related to the equipment amounted to $69.0 million (February 27, 2016 - $72.5 million).

Historically, the Corporation has not made any indemnification payments under such agreements and no amount has been accrued with respect to these guarantees in its consolidated financial statements as at March 4, 2017 and February 27, 2016.

c) Contingencies

Various claims and legal proceedings have been initiated against the Corporation in the normal course of its operating activities. Although the outcome of these proceedings cannot be determined with certainty, management estimates that any payments resulting from their outcome are not likely to have a substantial negative impact on the Corporation’s consolidated financial statements. The Corporation limits its exposure to some risks of claims related to its activities by subscribing to insurance policies.

Also, during the fiscal years 2009 and 2011, the Corporation was named as a defendant in two actions instituted against it by the same franchisee. The plaintiff claims that the clause of its franchise agreement regarding the payment of royalties on the sale of medications of its pharmacies was illegal. In a judgment handed down on December 29, 2016, the Quebec Superior Court ruled that the royalty clauses in all the Corporation’s franchise agreements are legal and these clauses are not in violation of, among others, section 49 of the Code of Ethics of pharmacists of Quebec.

During the fiscal year 2017, an application for authorization to institute a class action was served to the Corporation by Sopropharm, an association constituted under the professional syndicates act of which some of the Corporation’s franchised pharmacist owners are members. The purpose of this request is to obtain the authorization to exercise a class action under the form of a declaratory action seeking (i) the invalidation of certain contractual provisions of the standard franchise agreements of the Corporation, particularly the clause providing the payment by the franchised stores of royalties on the sale of medications; (ii) the restitution of certain payments; and (iii) the reduction of certain contractual obligations. The request also intends to grant the applicant the status of representative for the purpose of carrying the class action in the name of the group composed of pharmacist owners who operate under the banners of the Corporation in Québec since July 15, 2013. No class action has been authorized at this stage. The Corporation intends to contest this recourse. However, due to the inherent uncertainties of litigation, it is not possible to predict the final outcome of the application or to determine the amount of any potential losses. No provision for contingent loss has been recorded in the Corporation’s consolidated financial statements.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

25. Commitments

The following commitments represent the Corporation’s commitments under its operating leases as lessee or lessor and under its contractual obligations related to property and equipment.

a) The Corporation as lessee

Leases generally have terms between 10 to 15 years with options to renew. The Corporation does not have an option to purchase the leased lands or buildings at the end of the lease terms. Several leases have escalation clauses. No contingent rents are paid.

The future minimum payments under the non-cancellable operating lease rentals of lands and building are as follows:

Minimum payments under operating leases
$
2018	53.5
2019	52.7
2020	47.4
2021	47.9
2022	41.9
Thereafter	187.1

430.5

The Corporation subleases most of its leased premises. Income from sublease are described in the next section.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

25. Commitments (continued)

b)	The Corporation as lessor

The Corporation leases a substantial portion of its lands and buildings classified under property and equipment (Note 13), mainly to franchisees, using conventional operating leases. The Corporation also subleases most of the premises it leases to franchisees and other tenants. Generally, the Corporation’s real estate leases are for primary terms of 10 to 15 years with options to renew. Several leases have escalation clauses. No contingent rents are charged. As at March 4, 2017, the Corporation has current receivables (included in trade and other receivables) of $0.7 million (February 27, 2016—$0.2 million) related to its operating leases. Rental income (included in other revenues (Note 5)) is as follows:

	2017	2016
	$	$
Rental income from lands and buildings classified under property and equipment and investment property	40.8	39.3
Rental income from subleases	62.9	60.6

	103.7	99.9

The future minimum incomes under non-cancellable operating leases for lands and buildings leased or subleased that the Corporation will receive, are as follows:

	Operating leases income	Operating subleases income
	$	$
2018	37.8	50.9
2019	29.2	47.8
2020	22.2	45.1
2021	16.2	40.6
2022	10.7	34.5
Thereafter	24.3	110.9

	140.4	329.8

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

25. Commitments (continued)

c)	Commitments related to property and equipment

The Corporation also has other commitments including commitments for the acquisition and construction of property and equipment totaling $0.6 million. These minimum payments are payable during the fiscal year ending March 3, 2018.

26. Pension plans

The Corporation offers defined benefit and defined contribution pension plans providing pension benefits to its employees. Under the defined benefit pension plans, the employees are entitled to a life annuity at retirement calculated based on the equivalent of 2% of the average salary of the best three years for each year of service. The service period recognized can not exceed 35 years. The measurement date used for financial reporting purposes of the plan assets and benefit obligations is March 4, 2017 (February 27, 2016).

The most recent actuarial valuation of the plans’ assets and the present value of the defined benefit obligations was carried out at December 31, 2015. Actuarial valuations are conducted by independent actuaries hired by the Corporation.

Governance:

Under applicable defined benefit pension legislations, the administrator of each plan is either the Corporation, or a trustee for the plans registered in Quebec. Plans governance, investment and funding policies, target asset allocation and the various mitigations strategies are the Corporation’s responsibility.

The investment policies of pension plans are established to achieve a long-term investment return that will allow payment of estimated benefits and maintaining a level of risk acceptable given the timing of payments that must be made by the plan.

Under applicable defined contribution pension legislations, the administrator of the plan is a pension committee. The committee takes appropriate steps to protect the rights of participants and beneficiaries, preserve and grow the assets of the pension fund, it shall ensure the execution of several functions such as the payment of contributions to the pension fund and the adhesion to the plan of eligible staff.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

26. Pension plans (continued)

Funding:

For defined benefit plans, the minimum funding requirements are defined by the laws of the relevant pension plans, primarily the Supplemental Pension Plans Act in Quebec and the Income Tax Act. The financing of plans registered in Quebec is determined by actuarial valuations. These valuations determine the financial position of the plans and the annual contributions payable by the Corporation to fund the normal cost and funding the deficits. Unregistered plans are funded in accordance with the funding policy established by Corporation.

Risks:

The defined benefit plans expose the Corporation to a number of risks, the most significant of which are detailed below:

Investment risk

The present value of the defined benefit plan obligation is calculated using a discount rate determined by reference to high quality corporate bond yields. If plan assets underperform this yield, this will create a deficit. This risk is managed by maintaining diversification of portfolios. Certain plan assets are invested in foreign equities, which are also subject to foreign exchange risk.

Interest risk

A decrease in bond yields will increase plan liabilities, which is partially offset by an increase in the value of the plans’ bond holdings.

Longevity risk

An increase in life expectancy result in an increase in the plans’ liabilities since the longer-than-expected benefit payments. This risk is mitigated by the use of appropriate mortality tables to set the level of contributions.

Inflation risk

The obligation for accrued benefits is calculated by assuming a certain level of inflation. Actual inflation higher than expected has the effect of increasing the value of the obligation for accrued benefits.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

26. Pension plans (continued)

The Corporation’s defined benefit and defined contribution pension plans’ expenses are as follows:

	2017	2016
	$	$
Defined contribution pension plans:
Corporation’s defined contribution pension plans expense	2.4	2.3
State plan’s defined contribution pension plans expense	3.3	2.8

Defined contribution pension plans’ expense (1)	5.7	5.1

Defined benefit pension plans:
Current service cost (1)	1.5	1.9
Past service cost (1)	(0.3)	—
Net interest expense (Note 8)	0.5	0.4

Total expense recognized in net profit	1.7	2.3

Remeasurements of the net defined benefit liability:
Losses (gains) related to the return on plan assets, excluding amounts included in net interest expense	(3.8)	2.0
Gains related to experience adjustments	(0.1)	(1.9)
Gains related to financial assumptions	—	(1.8)
Income taxes	1.0	0.4

Total recognized in other comprehensive income	(2.9)	(1.3)

Total defined benefit pension plans’ expense	(1.2)	1.0

(1)	Recognized in general and operating expenses

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

26. Pension plans (continued)

Information about the Corporation’s defined benefit pension plans is as follows:

	2017	2016
	$	$
Present value of the defined benefit obligations
Balance, beginning of year	41.1	41.9
Current service cost	1.5	1.9
Past service cost	(0.3)	—
Interest expense on defined pension obligation	1.6	1.5
Benefits paid	(0.6)	(0.5)
Actuarial gains in other comprehensive income due to:
Experience adjustments	(0.1)	(1.9)
Change in financial assumptions	—	(1.8)

Balance, end of year	43.2	41.1

Fair value of the plan assets
Balance, beginning of year	38.8	38.7
Interest income	1.1	1.1
Gains (losses) related to the return on plan assets, excluding amounts included in net interest expense	3.8	(2.0)
Employer contributions	2.2	1.5
Benefits paid	(0.6)	(0.5)

Balance, end of year	45.3	38.8

Defined benefit asset (liability) included in other long-term assets (liabilities)	2.1	(2.3)

The following table present the pension plans capitalisation situation:

	As at	As at
	March 4,	February 27,
	2017	2016
	$	$
Present value of the defined benefit obligations	43.2	41.1
Fair value of the plan assets	45.3	38.8

Net defined benefit asset (liability) included in other long-term assets (liabilities)	2.1	(2.3)

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

26. Pension plans (continued)

As at March 4, 2017, 23% of the plan assets fair value was deposited as Canadian refundable tax (February 27, 2016 - 25%) and 77% was invested (February 27, 2016 - 75%). The balance invested consists of the following allocations:

	As at	As at
	March 4,	February 27,
	2017	2016
	%	%
Balanced funds	53	55
International equity funds	8	8
U.S. equity funds	22	22
Canadian equity funds	17	15

No plan assets are directly invested in the Parent Corporation or its subsidiaries’ securities. Plan’s assets do not include any property occupied or other assets used by the Corporation.

The main actuarial assumptions adopted in measuring the Corporation’s defined benefit obligations are as follows (weighted average):

	As at	As at
	March 4,	February 27,
	2017	2016
Defined benefit obligation
Discount rate	3.75%	3.75%
Indexation rate	2.5%	2.5%
Expected salary growth rate	3.5%	3.5%
Mortality table used	CPM2014-B	CPM2014-B
Adjustment factor for mortality rates - men	73.9%	73.9%
Adjustment factor for mortality rates - women	92.2%	92.2%

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

26. Pension plans (continued)

The sensitivity analyses below have been prepared considering changes that could be reasonably made to the significant actuarial assumptions as at March 4, 2017, all other assumptions remaining the same.

	Defined benefit obligation
	Increase	Decrease
	$	$
Discount rate (1.0% movement)	(5.7)	7.2
Indexation rate (1.0% movement)	2.9	(2.3)
Expected salary growth rate (1.0% movement)	0.4	(0.4)
Mortality rates (10.0% movement of mortality rates)	(0.7)	0.8

The sensitivity analysis presented above may not be representative of the actual change in the defined benefit obligations as it is unlikely that the changes in assumptions would occur in isolation of one another as some of the assumptions may be correlated.

As at March 4, 2017, the weighted average duration of the defined benefit obligations was 15.0 years (15.6 years in 2016). The Corporation expects to pay contributions of $0.7 million for its defined benefit plans in fiscal year ending March 3, 2018.

27. Related party transactions

Balances and transactions between the parent corporation and its subsidiaries, which are related parties of the Corporation, have been eliminated on consolidation and are not disclosed in this note. Details of transactions between the Corporation and other related parties are disclosed below.

a) Parent and ultimate controlling party

As at March 4, 2017, Mr. Jean Coutu held the ultimate control of the Jean Coutu Group (PJC) Inc.

b) Key management personnel compensation

In addition to salary to the executive officers, the Corporation also contributes to a defined benefit retirement plan funded entirely by the Corporation (Note 26). Executive officers also participate, according to their status, to one or more long-term compensation plans offered by the Corporation which are, the stock option plan, the performance share plan, the stock appreciation right plan and the share unit plan. The compensation expense below includes the Board of directors, the President and Chief Executive Officer and the Senior Vice-Presidents’ compensation.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

27. Related party transactions (continued)

b) Key management personnel compensation (continued)

	2017	2016
	$	$
Short-term employee benefits	6.8	6.3
Post-employment benefits	0.6	0.7
Share-based payments	0.6	(1.9)

	8.0	5.1

Short-term employee benefits include an amount of $0.5 million for the fiscal year 2017 ($0.5 million in 2016) relating to a contract concluded in the normal course of business with a company owned by a director. Under this contract, non-exclusive services are provided to the Corporation regarding its strategic business development.

As at March 4, 2017 and February 27, 2016, the Corporation had no loans to key management personnel.

c) Transactions with enterprises controlled by executives or directors or under their significant influence

The transactions concluded with franchised stores controlled by executives having a significant influence over the Corporation or by close members of these executives’ family are as follows:

	2017	2016
	$	$
Revenues
Sales	80.3	49.0
Royalties	4.2	2.7
Rent	4.2	2.1

As at March 4, 2017, the Corporation’s trade and other receivables included an amount of $7.7 million (February 27, 2016 - $3.6 million) resulting from these transactions. Long-term receivables from franchisees included $0.7 million receivable from a related franchisee as at March 4, 2017 (February 27, 2016 - $0.6 million).

During the fiscal year ended March 4, 2017, an amount of $7.2 million (2016 - none) for banner development costs was granted to an executive to acquire franchised stores. These transactions are carried out in the normal course of business and are under the same terms and conditions as those made with other franchisees.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

27. Related party transactions (continued)

d) Investment in an associate

On January 5, 2016, the Corporation invested $15.0 million in COLO-D inc. a leading neutral colocation center service provider in eastern Canada. This investment is recognized as an associate and accounted for using the equity method. A portion of the investment was used to acquire one of the Corporation’s warehouse facilities in Longueuil. These transactions are carried out in the normal course of business and are under the same terms and conditions as those made with other third parties.

28. Financial instruments disclosure

a) Carrying amounts by financial asset and liability categories:

	As at March 4, 2017	As at February 27, 2016
	$	$
Loans and receivables
Cash and temporary investment	178.9	100.3
Trade and other receivables	202.2	194.5
Long-term receivables from franchisees	27.7	27.5
Financial liabilities
Trade and other payables	285.2	234.8

b) Fair value

As at March 4, 2017 and February 27, 2016, the fair value of cash and temporary investment, trade and other receivables, and trade and others payables was comparable to their carrying amounts because of their forthcoming maturities.

The fair value of long-term receivables from franchisees was not significantly different from their respective carrying amounts as at March 4, 2017 and February 27, 2016 as their effective interest rates were similar to the rates that the Corporation would grant for loans with similar terms and conditions as of the date of the financial statements.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

28. Financial instruments disclosure (continued)

c) Credit risk

Credit risk relates to the risk that a party to a financial instrument will not fulfil some or all of its obligations, thereby, causing the Corporation to sustain a financial loss. The principal credit risks for the Corporation relate to trade and other receivables and long-term receivables from franchisees. Credit risk is reduced by the active monitoring of the trade and other receivables and long-term receivables from franchisees by the Corporation’s management. Trade and other receivables past due are not significant and no allowance is taken for them.

The carrying amounts of financial assets represents the Corporation’s maximum exposure.

Allowance for credit losses is reviewed at each reporting period. The Corporation updates its estimate of allowance for credit losses based on the evaluation of the recoverability of each franchisee balances taking into account historic collection. The allowance for credit losses is maintained at a sufficient level to absorb any future losses. The change in allowance for credit losses taking into account the effect of discounting these allowances is presented as follows:

	2017	2016
	$	$
Balance, beginning of year	12.4	12.3
Allowance for credit losses	3.0	5.4
Write-off	(0.6)	(5.3)

Balance, end of year	14.8	12.4

The allowance above is entirely relative to long-term receivables from franchisees.

Past due long-term receivables from franchisees with payment terms are not significant and no allowance was taken for them.

d) Liquidity risk

Liquidity risk is the risk that the Corporation will be unable to fulfil its financial obligations when they are due. The Corporation manages its liquidity risk by monitoring its operating requirements and using its revolving credit facility to ensure its financial flexibility. The Corporation prepares budget and cash forecasts to ensure that it has sufficient funds to fulfil its obligations.

As at March 4, 2017, the Corporation had accounts payable and accrued liabilities of $285.2 million (February 27, 2016—$234.8 million) due over the next 12 months. Commitments and due dates are presented in Note 25.

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

28. Financial instruments disclosure (continued)

d) Liquidity risk (suite)

The Corporation generates enough cash provided by its operating activities and has sufficient available financing via its revolving credit facility to finance its activities and to respect its obligations when they are due.

e) Interest rate risk

During the normal course of business, the Corporation is exposed to interest rate fluctuation risk as a result of its financial obligations at variable interest rate. As at March 4, 2017 and February 27, 2016, no long-term debt was exposed to interest rate fluctuations.

The Corporation manages its interest rate exposure on long-term debt and could, amongst others, enter into swap agreements consisting in exchanging variable rates for fixed rates. The Corporation did not have such financial instruments as at March 4, 2017 and February 27, 2016.

29. Supplemental cash flow information

	2017	2016
	$	$
Net changes in non-cash asset and liability items
Change in trade and other receivables and prepaid expenses	(15.0)	16.1
Change in inventories	(78.7)	0.8
Change in trade and other payables	58.9	(1.8)
Change in other long-term assets	(1.2)	(0.9)
Change in other long-term liabilities	0.6	(2.5)

Net changes in non-cash asset and liability items	(35.4)	11.7

Other information

	As at March 4, 2017	As at February 27, 2016
	$	$
Property and equipment, investment property and intangible assets acquired included in trade and other payables	4.2	11.9
Redemption of capital stock included in trade and other payables	—	0.8

THE JEAN COUTU GROUP (PJC) INC.

Notes to the consolidated financial statements

For the fiscal years ended March 4, 2017 and February 27, 2016

(Tabular amounts are in millions of Canadian dollars, unless otherwise noted)

30. Segmented information

Segmented information is summarized as follows:

	2017	2016
	$	$
Revenues (1)
Franchising	2,975.7	2,850.3
Generic drugs	145.6	86.4
Intersegment sales	(143.4)	(81.9)

	2,977.9	2,854.8

Operating income before depreciation and amortization (2)
Franchising	240.2	240.5
Generic drugs	71.0	43.2
Intersegment eliminations	—	47.6

	311.2	331.3

Depreciation and amortization
Franchising	40.1	32.4
Generic drugs	0.4	0.4

	40.5	32.8

Operating income (2)
Franchising	200.1	208.1
Generic drugs	70.6	42.8
Intersegment eliminations	—	47.6

	270.7	298.5

Acquisition of property and equipment, investment property and intangible assets
Franchising	30.7	104.4
Generic drugs	0.1	0.2

	30.8	104.6

(1)	Revenues include sales and other revenues.
(2)	Following the implementation of a consignment contract between the generic drugs and the franchising segments at the end of fiscal year 2016, the Corporation no longer has to account for intersegment eliminations for operating income before depreciation and amortization and operating income.

MANAGEMENT’S DISCUSSION AND ANALYSIS

1.	GENERAL INFORMATION

Throughout this document, The Jean Coutu Group (PJC) Inc. and its subsidiaries, unless otherwise indicated, are referred to as “Corporation”, “Jean Coutu Group”, “we” or “our”. This management’s discussion and analysis (“MD&A”) provides the reader with a review and analysis, from the perspective of management, of the Corporation’s financial results for fiscal year 2017. This MD&A should be read in conjunction with the Corporation’s Audited Consolidated Financial Statements and the notes thereto for fiscal years ended March 4, 2017, and February 27, 2016.

The Jean Coutu Group is one of the most trusted names in Canadian pharmacy retailing. As at March 4, 2017, the Corporation operates a network of 418 franchised stores located in Québec, New Brunswick and Ontario under the banners of PJC Jean Coutu, PJC Jean Coutu Santé and PJC Jean Coutu Santé Beauté, which employs more than 20,000 people. Furthermore, the Jean Coutu Group owns Pro Doc Ltd (“Pro Doc”), a Québec-based subsidiary and manufacturer of generic drugs.

The Corporation’s financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), as set out in the Handbook of the Chartered Professional Accountants of Canada – Accounting Part 1, which incorporates the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The Corporation’s fiscal year-end coincides with the Saturday which is the closest to February 29 or March 1st and usually includes 52 weeks, but can include a 53rd week every 5 or 6 years. Fiscal year ending March 4, 2017, contains 53 weeks and fiscal year ended February 27, 2016, contained 52 weeks. The quarter ended March 4, 2017 (“Q4-2017”) contains 14 weeks and the quarter ended February 27, 2016 (“Q4-2016”) contained 13 weeks.

Unless otherwise indicated, all amounts are in Canadian dollars.

2.	DEFINITIONS

Segmented information

The Corporation has two reportable operating segments: franchising and generic drugs. Within the franchising segment, the Corporation carries on the franchising activity under the banners of PJC Jean Coutu, PJC Jean Coutu Santé and PJC Jean Coutu Santé Beauté, operates two distribution centers and coordinates several other services for the benefit of its franchisees. In the generic drugs segment, the Corporation owns Pro Doc, a Canadian manufacturer of generic drugs whose revenues come from the sale of generic drugs to wholesalers and pharmacists. Both reportable operating segments of the Corporation are in the Canadian geographic area.

Revenues – Franchising

Revenues consist of sales and other revenues derived from franchising activities. Merchandise sales to PJC franchisees, mostly through the Corporation’s distribution centers, account for the major part of the revenues. PJC franchised stores’ retail sales are not included in the Corporation’s revenues. However, any change in their retail sales directly affects the Corporation’s revenues since PJC franchisees purchase most of their inventory from its distribution centers.

Other revenues consist of royalties from franchisees based on a percentage of their retail sales, rental revenues, and revenues from certain services rendered to franchisees.

Revenues – Generic drugs

Revenues consist of generic drugs’ sale of the Pro Doc subsidiary.

1

3.	SELECTED ANNUAL INFORMATION FOR FISCAL YEARS 2017, 2016 AND 2015

The following table presents selected audited annual information for fiscal years ended March 4, 2017, February 27, 2016, and February 28, 2015.

(In millions of dollars, except per share amounts)	2017 53 weeks	Fiscal year 2016 52 weeks	2015 52 weeks
	$	$	$
Sales	2,691.2	2,572.8	2,532.8
Other revenues	286.7	282.0	280.8

Revenues (1)	2,977.9	2,854.8	2,813.6
Gross profit	329.6	337.7	335.9
Operating income before amortization (“OIBA”)	311.2	331.3	331.9
Financing revenues	2.1	1.5	0.6
Income taxes	73.3	86.3	81.6

Net profit	199.5	213.7	218.9
Per share, basic	1.08	1.14	1.17
Per share, diluted	1.08	1.14	1.16

Cash dividend per share	0.48	0.44	0.40

	As at March 4, 2017	As at February 27, 2016	As at February 28, 2015
	$	$	$
Total asset	1,524.1	1,379.5	1,343.6
Long-term debt	—	—	—

(1)	Revenues include sales and other revenues.

COMPARISON OF CONSOLIDATED RESULTS FOR FISCAL YEARS ENDED MARCH 4, 2017, FEBRUARY 27, 2016, AND FEBRUARY 28, 2015

Readers are referred to the “Modifications decreed by competent authorities with respect to drug pricing and benefits authorised to a pharmacist” section at the end of this section for details on the changes in drug pricing.

Revenues

Sales amounted to $2.691 billion during fiscal year ended March 4, 2017, compared with $2.573 billion during fiscal year ended February 27, 2016, an increase of 4.6%. This increase is attributable to the additional week in fiscal year 2017 and to the overall market growth, despite the deflationary impact on revenues of the volume increase in prescriptions of generic drugs compared with brand name drugs as well as the price reductions of generic drugs. The increase in sales of the commercial section of our distribution centers reflects the success of our business strategies and the strength of our brand name.

During fiscal year 2016, sales had increased by $ 40.0 million to $2.573 billion compared with $ 2.533 billion for fiscal year 2015. This increase is due to the overall market growth despite the deflationary impact on revenues of the volume increase in prescriptions of generic drugs compared with brand name drugs as well as the price reductions of generic drugs.

Other revenues amounted to $ 286.7 million during fiscal year 2017 compared with $282.0 million during fiscal year 2016 and with $280.8 million during fiscal year 2015. The increase for fiscal year 2017 is attributable to the additional week in fiscal year 2017 as well as to the normal increase in rental revenues. The increase for fiscal year 2016 is mainly due to the normal increase in rental revenues.

2

Gross profit

Gross profit for fiscal year 2017 amounted to $329.6 million compared with $ 337.7 million for fiscal year 2016, a decrease of 2.4%. This decrease is mainly attributable to the increase of the maximum professional allowances paid by Pro Doc to pharmacists. Gross profit had increased by $1.8 million or 0.5% during fiscal year 2016 compared with fiscal year 2015. For fiscal year 2017, gross profit margin, calculated as a percentage of sales, was 12.2% compared with 13.1% for fiscal year 2016 and 13.3% for fiscal year 2015.

OIBA

OIBA decreased by $20.1 million to $311.2 million during fiscal year ended March 4, 2017, compared with $331.3 million during fiscal year ended February 27, 2016. A charge of $0.2 million for share-based payments instruments was recorded during fiscal year 2017 compared with a reversal of $3.1 million of liabilities for share-based payments instruments for fiscal year 2016. The variation of the expense for those share-based payments instruments is mainly attributable to the fluctuation of the Corporation’s common share market price. Furthermore, gains on the sale of property & equipment and investment property of $6.9 million were recorded in fiscal year 2017 compared with gains of $1.4 million for fiscal year 2016. OIBA before the expense for those shared-based payments instruments and the gains on the sale of property & equipment and investment property decreased by $22.3 million compared with the same period last year. This diminution is mainly due to the lower contribution of Pro Doc to the OIBA and to an increase in general and operating expenses such as labor and other expenses related to the transition to the Varennes location. OIBA as a percentage of revenues was 10.5% during fiscal year 2017 compared with 11.6% during fiscal year 2016.

During fiscal year ended February 27, 2016, OIBA had decreased by $0.6 million to $331.3 million compared with $331.9 million during fiscal year ended February 28, 2015. OIBA for fiscal year 2016 was favorably impacted by a reversal of $3.1 million of liabilities for share-based payments instruments compared with an expense of $6.5 million for fiscal year 2015. OIBA before the expense for shared-based payments instruments decreased by $10.2 million compared with the same period last year. This decrease is mainly explained by an increase in general and operating expenses such as higher labor expenses for annual inflation and higher volume handled in the warehouses, additional support to new stores in the network, expenses in information technology to improve the network’s performance as well as expenses for the transition of the distribution center to the new location in Varennes. OIBA as a percentage of revenues was 11.6% for fiscal year 2016 compared with 11.8% for fiscal year 2015.

Financing revenues

Financing revenues amounted to $2.1 million during fiscal year 2017 compared with $1.5 million during fiscal year 2016 and $0.6 million during fiscal year 2015. Readers are referred to Note 8 of the Corporation’s consolidated financial statements for fiscal year 2017 for more information on financing revenues.

Income taxes

Income tax expense amounted to $ 73.3 million during fiscal year 2017 compared with $86.3 million during fiscal year 2016 and $81.6 million during fiscal year 2015. Effective tax rates changed during the last 3 fiscal years (26.9% in 2017, 28.8% in 2016 and 27.2% in 2015).

During fiscal year 2016, a tax provision of $4.7 million was recorded following a judgment rendered by the Quebec Court of Appeal which reversed a judgment rendered at first instance in favor of the Corporation by the Superior Court in relation to an introductory motion of suit for rectification of books and records and declaratory relief filed by the Corporation. On December 9, 2016, the Supreme Court of Canada rejected the appeal made by the Corporation. The tax provision recorded was sufficient, no additional amount was recorded.

Net profit

Net profit for fiscal year ended March 4, 2017, amounted to $199.5 million ($1.08 per share) compared with $213.7 million ($1.14 per share) for fiscal year ended February 27, 2016. This diminution is mainly due to the lower contribution of Pro Doc and to an increase in general and operating expenses such as labor and other expenses related to the transition to the Varennes location.

3

Net profit for fiscal year ended February 27, 2016, amounted to $213.7 million ($1.14 per share) compared with $218.9 million ($1.17 per share) for fiscal year ended February 28, 2015. This decrease of $5.2 million is mostly due to a tax provision of $4.7 million recorded during fiscal year 2016.

Modifications decreed by competent authorities with respect to drug pricing and benefits authorised to a pharmacist

In May 2016, the reimbursement rate for one large volume generic prescription drug was considerably reduced for the province of Québec. Furthermore, in April 2015, the reimbursement rate for 4 large volume generic prescription drugs had been considerably reduced for all Canadian provinces. These changes had a deflationary impact on the Corporation’s consolidated sales.

The Minister of Health and Social Services published on April 13, 2016, the regulation amending the benefits authorized to a pharmacist increasing the maximum professional allowances from 15% to 25% on April 28, 2016, from 25% to 30% on October 28, 2016 and to the removal of the ceiling since January 28, 2017 for a period of 2 years and 3 months. The removal of the ceiling on professional allowances allowed will reduce the profitability of the subsidiary Pro Doc.

These changes, as well as any new announcement that could be made, could have an adverse effect on the Corporation’s financial performance.

4.	OPERATING SEGMENTS PERFORMANCE FOR FISCAL YEARS 2017 AND 2016

The Corporation assesses the performance of its franchising and generic drugs segments based on its OIBA. The Corporation records intersegment operations at exchange value. The following table presents the operational data related to the operational segments of the Corporation.

Operating segments financial information for fiscal years 2017 and 2016

	Fiscal year
(In millions of dollars)	2017 53 weeks	2016 52 weeks
	$	$
Revenues (1) (2)
Franchising	2,975.7	2,850.3
Generic drugs	145.6	86.4
Intersegment sales	(143.4)	(81.9)

	2,977.9	2,854.8

Operating income before amortization (“OIBA”) (2)
Franchising	240.2	240.5
Generic drugs	71.0	43.2
Intersegment eliminations	—	47.6

	311.2	331.3

(1)	Revenues include sales and other revenues.
(2)	For fiscal year 2016, the generic drugs segment and the intersegment eliminations varied following the implementation of a consignment contract between the generic drugs and the franchising segments.

Revenues – Franchising segment

Franchising revenues amounted to $2.976 billion for fiscal year ended March 4, 2017, compared with $2.850 billion for fiscal year ended February 27, 2016, an increase of 4.4%. This increase is attributable to the additional week in fiscal year 2017 combined with the overall market growth, despite the deflationary impact on revenues from the volume increase in prescriptions of generic drugs compared with brand name drugs as well as from the price reductions of generic drugs.

4

Revenues – Generic drugs segment

Gross sales of Pro Doc drugs, net of intersegment eliminations, amounted to $207.2 million for fiscal year 2017, compared with $201.9 million for the previous fiscal year.

OIBA – Franchising segment

During fiscal year ended March 4, 2017, OIBA from franchising activities decreased by $0.3 million to $240.2 million, compared with $240.5 million during fiscal year 2016. A charge of $0.2 million for share-based payments instruments was recorded during fiscal year 2017 compared with a reversal of $3.1 million of liabilities for share-based payments instruments for fiscal year 2016. The variation of the expense for those share-based payments instruments is mainly attributable to the fluctuation of the Corporation’s common share market price. Furthermore, gains on the sale of property & equipment and investment property of $6.9 million were recorded in fiscal year 2017 compared with gains of $1.4 million for fiscal year 2016. OIBA before the expense for those shared-based payments instruments and the gains on the sale of property & equipment and investment property decreased by $2.5 million compared with the same period last year. This diminution is mainly due to an increase in general and operating expenses such as labor and other expenses related to the transition to the Varennes location.

OIBA – Generic drugs segment

Pro Doc’s contribution to the consolidated OIBA, net of intersegment eliminations, decreased by $ 19.8 million to $71.0 million for fiscal year ended March 4, 2017, compared with $90.8 million for fiscal year 2016. This decrease is mainly attributable to the increase of the maximum professional allowances allowed by the regulation on benefits authorized to a pharmacist. As a percentage of gross sales, Pro Doc’s contribution to the consolidated OIBA, net of intersegment eliminations, reached 34.3% compared with 45.0% for fiscal year 2016.

5.	QUARTERLY RESULTS

QUARTERLY FINANCIAL INFORMATION – UNAUDITED

The following table presents selected financial information and operating results for quarters ended March 4, 2017 (Q4-2017) and February 27, 2016 (Q4-2016).

	Quarter
(Unaudited, in millions of dollars except per share amounts)	Q4 - 2017 14 weeks	Q4 - 2016 13 weeks
	$	$
Sales	712.4	634.3
Other revenues	77.0	72.3

Revenues (1)	789.4	706.6

Gross profit	79.8	81.7

Operating income before amortization (“OIBA”) (2)
Franchising	61.9	57.2
Generic drugs	13.9	(23.8)
Intersegment eliminations	—	46.2

	75.8	79.6

Financing revenues	0.6	0.4
Income tax expense	18.5	19.4

Net profit	47.8	51.5
Per share, basic and diluted	0.26	0.28

(1)	Revenues include sales and other revenues.
(2)	For fiscal year 2016, the generic drugs segment and the intersegment eliminations varied following the implementation of a consignment contract between the generic drugs and the franchising segments.

5

COMPARISON OF THE CONSOLIDATED QUARTERLY RESULTS FOR THE PERIODS ENDED MARCH 4, 2017 (Q4-2017) AND FEBRUARY 27, 2016 (Q4-2016)

Revenues

Sales amounted to $712.4 million for the quarter ended March 4, 2017, compared with $634.3 million for the quarter ended February 27, 2016, a 12.3% increase. This increase is attributable to the additional week in the fourth quarter of fiscal year 2017 combined with the overall market, despite the deflationary impact on revenues of the volume increase in prescriptions of generic drugs compared with brand name drugs as well as the price reductions of generic drugs.

Gross sales of Pro Doc drugs, net of intersegment eliminations, amounted to $55.2 million for the quarter ended March 4, 2017, compared with $50.9 million for the quarter ended February 27, 2016, an increase of 8.4%.

Other revenues amounted to $77.0 million for the fourth quarter of fiscal year 2017 compared with $72.3 million for the fourth quarter of fiscal year 2016. This increase is due to the additional week in the fourth quarter of fiscal year 2017, to the normal increase in rental revenues and to the increase in royalties revenues.

Gross profit

For the fourth quarter of fiscal year 2017, gross profit amounted to $79.8 million compared with $81.7 million for the fourth quarter of the previous fiscal year, a decrease of 2.3%. For the quarter ended March 4, 2017, gross profit calculated as a percentage of sales was 11.2% compared with 12.9% for the same period of the previous fiscal year.

OIBA – Consolidated

As a percentage of revenue, consolidated OIBA amounted to 9.6% for the fourth quarter of fiscal year 2017 compared with 11.3% for the same quarter of the previous fiscal year. The variation in the OIBA as a percentage of revenues is explained, among other things, by the elements presented in the segmented analysis below.

OIBA – Franchising segment

OIBA for the franchising activities increased by $4.7 million to $61.9 million for the fourth quarter of fiscal year 2017 compared with $57.2 million for the fourth quarter of fiscal year 2016. This increase is attributable to the additional week if the fourth quarter of fiscal year 2017 combined with the overall market growth, despite the increase in general and operating expenses such as labor and other expenses related to the transition to the Varennes location.

OIBA – Generic drugs segment

Pro Doc’s contribution to the consolidated OIBA, net of intersegment eliminations, decreased by $8.5 million to $13.9 million for the fourth quarter of fiscal year 2017, compared with $22.4 million for the fourth quarter of fiscal year 2016. This decrease is mainly attributable to the increase of the maximum professional allowances allowed by the regulation on benefits authorized to a pharmacist. Pro Doc’s contribution to the consolidated OIBA, as a percentage of its gross sales and net of intersegment eliminations, reached 25.2% for the fourth quarter of the current fiscal year compared with 44.0% for the same period of the previous fiscal year.

Financing revenues

For the fourth quarter of fiscal year 2017, financing revenues amounted to $0.6 million compared with $0.4 million for the fourth quarter of fiscal year 2016.

Income tax

For the fourth quarter of fiscal year 2017, income tax expense amounted to $18.5 million, compared with $19.4 million for the fourth quarter of fiscal year 2016 which corresponds to effective income tax rates of 27.9% and 27.4%, respectively.

6

Net profit

Net profit for the quarter ended March 4, 2017, amounted to $47.8 million ($0.26 per share) compared with $51.5 million ($0.28 per share) for the quarter ended February 27, 2016. This diminution is mainly due to the lower contribution of Pro Doc and to an increase in general and operating expenses such as labor and other expenses related to the transition to the Varennes location.

SELECTED CONSOLIDATED QUARTERLY FINANCIAL INFORMATION – UNAUDITED

(Unaudited, in millions of	Quarters
dollars except per share amounts)	Q4-2017(1)	Q3-2017	Q2-2017	Q1-2017	Q4-2016(2)	Q3-2016	Q2-2016	Q1-2016
Revenues	$	$	$	$	$	$	$	$
Franchising	788.8	763.4	700.2	723.3	705.7	748.0	684.6	712.0
Generic drugs	33.2	35.8	36.0	40.6	(37.0)	41.3	48.6	33.5
Intersegment sales	(32.6)	(35.5)	(35.0)	(40.3)	37.9	(40.1)	(46.6)	(33.1)

	789.4	763.7	701.2	723.6	706.6	749.2	686.6	712.4

Operating income before depreciation and amortization (“OIBA”)
Franchising	61.9	62.0	60.6	55.7	57.2	63.6	59.0	60.7
Generic drugs	13.9	17.9	17.9	21.3	(23.8)	22.3	27.6	17.1
Intersegment eliminations	—	—	—	—	46.2	1.1	(4.9)	5.2

	75.8	79.9	78.5	77.0	79.6	87.0	81.7	83.0

Net profit	47.8	51.2	51.5	49.0	51.5	57.8	53.8	50.6
Basic profit per share	0.26	0.28	0.28	0.27	0.28	0.31	0.29	0.27

(1)	Q4-2017 was a 14-week period.
(2)	For Q4-2016, the generic drugs segment and the intersegment eliminations varied following the implementation of a consignment contract between the generic drugs and the franchising segments.

Except for Q4-2016, the Corporation’s revenues for each comparable quarter have been increasing. This increase is due to the overall market growth despite the deflationary impact on revenues of the increase in proportion of prescriptions of generic drugs compared with the brand name drugs as well as of the price reductions of generic drugs. The reduction in revenues for Q4-2016 is mainly attributable to the decrease in sales of non-prescription drugs for cold and flu.

6.	INFORMATION ON THE PJC NETWORK OF FRANCHISED STORES

Within the franchising segment, the Corporation carries on the franchising activity under the banners of PJC Jean Coutu, PJC Jean Coutu Santé and PJC Jean Coutu Santé Beauté, operates two distribution centers and coordinates several other services for the benefit of its franchisees. These services include centralized purchasing, distribution, marketing, training, human resources, management, operational consulting and information systems, as well as a private label program. The PJC franchisees manage their store and are responsible for merchandising and financing their inventory. They must supply their store from the Corporation’s distribution centers, subject to availability of ordered products. The PJC franchised stores’ financial results are not included in the Corporation’s consolidated financial statements.

Expansion of the PJC network of franchised stores

As at March 4, 2017, there were 418 stores in the PJC network, compared with 417 stores as at February 27, 2016, and 416 as at February 28, 2015. As at March 4, 2017, total selling square footage of the PJC network amounted to 3,283,000 square feet compared with 3,230,000 square feet as at February 27, 2016.

During fiscal year 2017, there were 8 store openings in the PJC network of franchised stores including 3 relocations compared with 7 store openings including 3 relocations during fiscal year 2016. Furthermore, the Corporation proceeded to the closing of 4 PJC Santé during the current fiscal year, compared with the closing of 3 PJC Santé for the previous fiscal year.

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NETWORK PERFORMANCE

	Quarter		Fiscal year
(Unaudited)	Q4 - 2017 14 weeks	Q4 - 2016 13 weeks	2017 53 weeks	2016 52 weeks
Retail sales (in millions of dollars) (1)	$1,242.2	$1,105.8	$4,474.3	$4,255.3
Retail sales per square foot (in dollars) (2)	$1,329	$1,311

Retail sales per sector (in percentage)
Pharmacy, prescription drugs	60.7%	60.9%	62.4%	62.7%
Front-end, non-prescription drugs	9.1%	9.0%	8.9%	8.7%
Front-end, general merchandise	30.2%	30.1%	28.7%	28.6%

Retail sales growth (in percentage) (3)
Total stores
Total	4.4%	0.6%	3.1%	1.9%
Pharmacy	3.8%	(0.1)%	2.6%	1.5%
Front-end (4)	5.2%	1.3%	4.2%	2.2%
Same store (5)
Total	4.0%	0.3%	2.7%	1.5%
Pharmacy	3.7%	(0.3)%	2.4%	1.2%
Front-end (4)	4.4%	0.9%	3.5%	1.6%

Prescriptions growth (in percentage) (3)
Total stores	3.7%	3.2%	3.8%	2.9%
Same store (5)	3.6%	3.1%	3.6%	2.7%

(1)	Franchised outlets’ retail sales are not included in the Corporation’s consolidated financial statements.
(2)	The last 12-month store sales are divided by the weighted average square footage for this period.
(3)	Information on the growth of the PJC network of franchised stores was established on the basis of a comparable number of weeks.
(4)	The front-end sales exclude the sale of services included in the retail sales growth total.
(5)	Same store means a store which has been operated throughout the current fiscal year as well as the previous fiscal year.

For fiscal year 2017, on a same-store basis, PJC network retail sales grew by 2.7%, pharmacy sales increased by 2.4% and front-end sales increased by 3.5% compared with last year. Still for fiscal year 2017, sales of non-prescription drugs, which represented 8.9% of total retail sales, increased by 4.4% compared with an increase of 1.6% for the previous fiscal year.

The proportion of generic drugs reached 71.2% of prescriptions during the current fiscal year compared with 69.8% of prescriptions for the previous fiscal year. The increase in the number of generic drugs prescriptions, with lower selling prices than brand name drugs, had a deflationary impact on the pharmacy’s retail sales. For fiscal year 2017, the introduction of new generic drugs reduced pharmacy’s retail sales growth by 0.5% and the price reductions of generic drugs reduced retail sales by another 0.3%.

7.	LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

The Corporation’s cash flows are generated by i) merchandise sales and rental revenue from PJC franchised stores, ii) royalties paid by PJC franchisees and iii) rent from properties leased to third parties other than franchisees. These cash flows are used: i) to purchase products for resale and for payment of services, ii) to finance operating expenses, iii) for real estate investments, iv) to finance capital expenditures incurred to renovate and open stores, replace equipment and construction of new head office and new distribution center, v) to repurchase shares and vi) for dividends payment. The Corporation has typically financed capital expenditures and working capital requirements through cash flows from operating activities.

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SELECTED CONSOLIDATED INFORMATION ON LIQUIDITY

The following table presents selected information from the audited consolidated statements of cash flows for fiscal years ended March 4, 2017, and February 27, 2016.

	Fiscal year
(In millions of dollars)	2017 53 weeks	2016 52 weeks
	$	$
Cash flow provided by operating activities	212.3	225.7
Cash flow related to investing activities	(19.2)	(125.7)
Cash flow related to financing activities	(113.6)	(123.0)

COMPARISON OF THE CONSOLIDATED INFORMATION ON LIQUIDITY FOR FISCAL YEARS ENDED MARCH 4, 2017, AND FEBRUARY 27, 2016

Cash flow generated by operating activities

Cash generated by operating activities amounted to $ 212.3 million for fiscal year 2017 compared with $225.7 million for fiscal year 2016. This decrease of $13.4 million is mainly due to the net change in non-cash asset and liability items. Readers are referred to Note 29 of the Corporation’s consolidated financial statements for fiscal year 2017 for a listing of the net changes in non-cash asset and liability items.

Cash flow related to investing activities

Cash used by investing activities during fiscal year 2017 amounted to $19.2 million compared with $125.7 million during fiscal year 2016. For fiscal year 2017, $25.1 million were used to acquire property and equipment, $13.3 million for intangible assets and $0.4 million to invest in associates and joint ventures whereas for fiscal year 2016, $106.7 million were used to acquire property and equipment, mainly related to the new facilities in Varennes, $7.1 million were used to acquire intangible assets and $15.0 million were used to invest in associates and joint ventures. During fiscal year 2017, proceeds from disposal of property and equipment generated $14.8 million compared with $7.4 million during fiscal year 2016. During the current fiscal year, 8 stores were opened, including 3 relocations, in the PJC network of franchised stores. Furthermore, 10 stores were significantly renovated or expanded.

Cash flow related to financing activities

For fiscal year 2017, cash used for financing activities amounted to $113.6 million compared with $123.0 million for fiscal year 2016. During fiscal year 2017, $25.0 million were used to repurchase Class “A” Subordinate Voting Shares as well as for the purchase of treasury stock, compared with $40.7 million during fiscal year 2016 to repurchase Class “A” subordinate Voting Shares as well as for the purchase of treasury stock. During fiscal year 2017, the Corporation paid a quarterly dividend of $0.12 per Class “A” Subordinate Voting Share and Class “B” share. These dividends amounted to $88.5 million (annualized dividend of $0.48 per share). During fiscal year 2016, the Corporation paid a quarterly dividend of $0.11 per Class “A” Subordinate Voting Share and Class “B” share. These dividends amounted to $82.2 million (annualized dividend of $0.44 per share)

LONG-TERM DEBT

As at March 4, 2017, the Corporation had access to an unsecured revolving credit facility maturing on November 10, 2021, in the amount of $250.0 million. The interest rate applicable to the credit facility is Canadian prime rate plus a variable margin (totalling 2.70 % as at March 4, 2017 and as at February 27, 2016) or banker’s acceptance rate plus a variable margin (totalling 1.75 % as at March 4, 2017 and 1.71% as at February 27, 2016). The margins vary depending on the achievement of certain financial ratios. As at March 4, 2017 and as at February 27, 2016, this credit facility was unused (except for letters of credit of $0.3 million as at February 27, 2016).

Under the facility credit agreement, the Corporation may, under certain circumstances and subject to additional commitments from existing lenders or other eligible institutions, request increases to the credit facility up to an aggregate amount, together with all then-existing commitments, of $750.0 million.

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Beside this revolving credit facility to finance its projects, the Corporation’s cash flow is provided by its operating activities. The Corporation does not expect any liquidity issues. As at March 4, 2017, its bank covenants were respected.

CAPITAL STOCK

Repurchase under the normal course issuer bid

On April 27, 2016, the Corporation announced its intention to repurchase for cancellation, if it is considered advisable, up to 4,063,000 of its outstanding Class “A” Subordinate Voting Shares, representing approximately 5% of the current public float of such shares, over a 12-month period ending no later than May 8, 2017. The shares will be repurchased through the facilities of the Toronto Stock Exchange (“TSX”) and in accordance with its requirements.

On April 29, 2015, the Corporation announced its intention to repurchase for cancellation up to 7,983,000 of its outstanding Class “A” Subordinate Voting Shares, representing approximately 10% of the current public float of such shares, over a 12-month period ending no later than May 6, 2016. During the duration of this repurchase under the normal course issuer bid program, 2,170,790 shares were repurchased and canceled through the facilities of the “TSX” and in accordance with its requirements.

For fiscal years ended March 4, 2017, and February 27, 2016, the Corporation repurchased 1,215,704 and 2,170,790 Class “A” Subordinate Voting Shares at average prices of $19.91 and $19.11 per share for total considerations of $24.2 million and $41.5 million, including related costs, respectively. Amounts of $18.2 million and $30.7 million, representing the excess of the purchase price over the carrying value of the repurchased shares were included in retained earnings for fiscal years ended March 4, 2017, and February 27, 2016, respectively. The shares repurchased during fiscal year ended March 4, 2017, were canceled during that period. The shares repurchased during fiscal year ended February 27, 2016 were all canceled during that period, except for 40,243 shares that were canceled after February 27, 2016.

On April 26, 2017, the Board of the Jean Coutu Group approved a notice of intention to repurchase for cancellation, if it is considered advisable, outstanding Class “A” subordinate voting shares representing approximately 5% of the current public float of such shares, over a 12-month period. The shares will be repurchased through the facilities of the Toronto Stock Exchange and in accordance with its requirements.

Stock options

For fiscal year ended March 4, 2017, 3,927 Class “A” Subordinate Voting Shares were issued following the exercise of stock option compared with no shares issued following the exercise of stock option for fiscal year ended February 27, 2016.

Shares issued and outstanding

The following table presents the total number of outstanding Class “A” subordinate voting shares (TSX: PJC.A) as well as the number of Class “B” shares issued and outstanding.

As at April 26, 2017, there were 0.7 million Class “A” outstanding subordinate voting stock options (0.6 million as at April 26, 2016).

(Number of shares, in millions)	As at April 26, 2017	As at March 4, 2017	As at February 27, 2016
Class “A” subordinate voting shares	80.2	80.2	81.4
Class “B” shares	103.5	103.5	103.5

Shares issued	183.7	183.7	184.9
Treasury stock	0.1	0,1	0.1

Outstanding shares	183.6	183.6	184.8

Dividends

During fiscal year 2017, the Corporation paid a quarterly dividend of $0.12 per Class “A” subordinate voting share and per Class “B” share for a total disbursement of $88.5 million (total dividend of $0.48 per share). During fiscal year 2016, the Corporation paid a quarterly dividend of $ 0.11 per Class “A” subordinate voting share and per Class “B” share for a total disbursement of $82.2 million (total dividend of $0.44 per share).

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On April 26, 2017, the Board of the Jean Coutu Group declared a quarterly dividend of $0.13 per share, a 8.3% increase per share compared to the previous quarter. This dividend will be paid on May 26, 2017, to all holders of Class “A” subordinate voting shares and holders of Class “B” shares listed in the Corporation’s shareholder ledger as of May 12, 2017. This quarterly dividend represents $0.52 per share on an annual basis.

OPERATING LEASE OBLIGATIONS

The Corporation leases a substantial portion of its buildings using conventional operating leases. Generally, the Corporation’s real estate leases are for primary terms of 10 to 15 years with renewing options.

For further details, readers are referred to Note 25 of the Corporation’s consolidated financial statements for fiscal year 2017.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

This section is subject to Section 15 (“Forward-Looking Statements Disclaimer”). The following table reflects a summary of the Corporation’s main contractual cash obligations as at March 4, 2017, for fiscal years stated, under our long-term debt, long-term leases, services, and capital assets commitments:

(Unaudited, in millions of dollars)	2018	2019-2020	Fiscal year 2021-2022	2023 and thereafter	Total
	$	$	$	$	$
Long-term debt (1)	—	—	—	—	—
Operating lease obligations (2)	53.5	100.1	89.8	187.1	430.5
Purchase obligations (3)	9.0	2.6	0.7	—	12.3

Total	62.5	102.7	90.5	187.1	442.8

(1)	The long-term debt being unused as at March 4, 2017, the Corporation had no cash obligation at that date.
(2)	Obligations pursuant to operating leases are made up of non-cancellable future minimum payments and exclude receipts from operating subleases for buildings. Readers are referred to Note 25 of the Corporation’s consolidated financial statements for fiscal year 2017 for additional information.
(3)	Purchase obligations include minimum payments that are already the subject of contractual agreements as at March 4, 2017, and include the most likely price and volume estimates when the situation requires. They are mainly commitments regarding our property, plant and equipment and service agreements. Since purchase obligations reflect market conditions at the time the obligation was incurred, they may not be representative of future fiscal years. Obligations from personnel compensation contracts or any collective agreement are excluded.

PENSION DEFINED BENEFIT NET ASSET

As at March 4, 2017, the Corporation had a defined benefit net asset of $2.1 million included in other long-term assets of the consolidated statement of financial position with respect to defined benefit pension plans. The defined pension obligations are not reflected in the contractual obligations and commercial commitments table of this section because they have no fixed maturity date forecasted. Expected contributions for fiscal year 2018 with respect to defined benefit pension plans amount to $0.7 million.

Funding obligations depend on a number of factors, including the assumptions used in the most recent actuarial valuation reports, the laws in effect regarding retirement and changes in economic condition compared with forecasts. The actual amount of contributions may differ from forecasts.

8.	FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET ARRANGEMENTS

This section is subject to Section 15 (“Forward-Looking Statements Disclaimer”). The Corporation does not use any off-balance sheet arrangements that currently have, or are reasonably likely expected to have, a material effect on its financial condition, financial performance or cash flow. The Corporation uses operating leases for many of its properties.

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In its normal course of business, the Corporation is exposed to a certain interest rates fluctuation risk and to the risk from changes in foreign currency rates, due to its variable rates and foreign currency financial obligations. Depending on the surrounding markets in interest rate and foreign currency rate, the Corporation could, in the future, use derivative financial instruments or other tools to manage these risks.

Readers are referred to Note 28 of the Corporation’s consolidated financial statements for fiscal year 2017 for more information on other risks related to financial instruments to which the Corporation is exposed to.

Guarantees and buyback agreements

As at March 4, 2017, the Corporation had guaranteed the reimbursement of certain bank loans contracted by franchisees for a maximum amount of $2.2 million. Most of those guarantees apply to loans with a maturity of up to one year. These loans are also personally guaranteed by the franchisees.

The Corporation has also entered into commitments with financial institutions to buy back the equipment and inventories of some of its franchisees under certain conditions. As at March 4, 2017, financing related to the equipment and inventories buyback agreements were $117.5 million and $69.0 million respectively. Historically, the Corporation has not made any indemnification payments under such agreements and no amounts have been accrued with respect to these guarantees in its March 4, 2017, and February 27, 2016, consolidated financial statements.

Contingencies

In the normal course of its operating activities, the Corporation is involved in various claims and legal proceedings. Although the outcome of these proceedings cannot be determined with certainty, management estimates that any responsibility resulting from such contingencies are not likely to have a substantial negative impact on the Corporation’s consolidated financial statements. The Corporation limits its exposure to some risks of claims related to its activities by subscribing to insurance policies.

During fiscal years 2009 and 2011, the Corporation was named as a defendant in two actions instituted against it by the same franchisee. The plaintiff claimed that the clause of its franchise agreement regarding the payment of royalties on the sale of medications of its pharmacies was illegal. In a judgment handed down on December 29, 2016, the Quebec Superior Court ruled that the royalty clauses in all the Corporation’s franchise agreements are legal and these clauses are not in violation of, among others, section 49 of the Code of Ethics of pharmacists of Quebec.

During fiscal year 2017, an application for authorization to institute a class action was served to the Corporation by Sopropharm, an association constituted under the professional syndicates act of which some of the Corporation’s franchised pharmacist owners are members. The purpose of this request is to obtain the authorization to exercise a class action under the form of a declaratory action seeking (i) the invalidation of certain contractual provisions of the standard franchise agreements of the Corporation, particularly the clause providing the payment by the franchise stores of royalties on the sale of medications; (ii) the restitution of certain payments; and (iii) the reduction of certain contractual obligations. The request also intends to grant the applicant the status of representative for the purpose of carrying the class action in the name of the group composed of pharmacist-owners who operate under the banners of the Corporation in Québec since July 15, 2013. No class action has been authorized at this stage. The Corporation intends to contest this recourse. However, due to the inherent uncertainties of litigation, it is not possible to predict the final outcome of the application or to determine the amount of any potential losses, if any. No provision for contingent loss has been recorded in the Corporation’s consolidated financial statements.

9.	RELATED PARTY TRANSACTIONS

Franchising activities include transactions with franchised stores controlled by executives with significant influence on the Corporation or a close member of these executives’ family. The transactions between the Corporation and these enterprises are carried out in the normal course of business and are made under the same terms and conditions as those made with other franchisees.

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As at March 4, 2017, Mr. Jean Coutu had the ultimate control of the Jean Coutu Group (PJC) Inc.

Readers are referred to Note 27 of the Corporation’s consolidated financial statements for fiscal year 2017 for additional information on related party transactions and for the detail on the key management personnel compensation.

10.	CRITICAL ACCOUNTING ESTIMATES

This MD&A is based on the Corporation’s consolidated financial statement prepared according to IFRS. The preparation of the consolidated financial statements requires management to make certain judgments, estimates, and assumptions, which may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Changes to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected.

Detailed information on these significant estimates is presented hereafter.

Long-term receivables from franchisees

Long-term receivables from franchisees are financial assets accounted for using the effective interest rate method. To do this, management estimates the appropriate discount rates and makes assumptions about when receivables will be collected. Furthermore, the carrying amount of long-term receivables from franchisees is reduced to its estimated realizable value when, after analysis, management believes the collection of receivables is uncertain. If management’s estimates and assumptions are incorrect, the long-term receivables from franchisees may differ, affecting the Corporation’s consolidated financial position and consolidated results.

Impairment of property and equipment, investment property and intangible assets

At the end of each reporting period, the Corporation reviews the carrying amounts of its property and equipment, investment property, and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the impairment loss extent (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Corporation estimates the recoverable amount of the cash-generating unit (“CGU”) to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual CGU, otherwise, they are allocated to the smallest group of CGU for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs of disposals and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate reflecting current market assessments of the time value of money and the specific risks to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount. An impairment loss is recognized immediately in the consolidated profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years. A reversal of an impairment loss is recognized immediately in the consolidated profit or loss.

The use of different assumptions and estimates, such as the discount rate and expected net cash flows, could result in different fair values and, consequently, different carrying amounts on the consolidated statement of financial position, which would also affect the Corporation’s consolidated results.

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Useful life of property and equipment, investment property, and intangible assets

Property and equipment, investment property and intangible assets with definite lives are recorded at cost. They are depreciated on a straight-line basis over their useful lives, which represents the period during which the Corporation anticipates an asset will contribute to its future cash flows. The use of different assumptions with regard to useful life could result in different carrying amounts for these assets as well as for depreciation and amortization expenses.

Goodwill

Goodwill represents the excess of the acquisition cost of business over the fair value of identifiable net assets and is not amortized. For the impairment testing requirements, goodwill is allocated to each CGU of the Corporation that should benefit from it. The CGUs to which goodwill was allocated are tested for impairment annually or whenever events or changes in circumstances indicate that it might be impaired. An impairment test may be necessary if a return is clearly insufficient in relation to historical or projected operating results, there are material changes in the use of acquired assets or in the Corporation’s strategy, and there are significant negative economic trends. If the recoverable amount of the CGU is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then, to the other assets of the unit based on a pro-rata of the carrying amount of each asset in the unit. An impairment loss recognized for goodwill is never reversed in a subsequent period.

For its analysis on impairment, the Corporation uses estimates and assumptions to establish the fair value. These assumptions are described in Note 16 of the Corporation’s consolidated financial statements for fiscal year 2017. These assumptions are subject to uncertainties and judgment. The use of different assumptions could result in different carrying amounts and, consequently, affect the Corporation’s consolidated statement of financial position and consolidated statement of income.

Defined benefit pension plans

The cost of pensions earned by employees is actuarially determined using the projected benefit method prorated on a service and management’s best estimate of expected plan investments performance, salary escalation and retirement age of employees. The main assumptions are quantified in Note 26 of the Corporation consolidated financial statements for fiscal year 2017. The use of different assumptions could result in a different carrying amount, thus affecting the Corporation’s consolidated statement of financial position, the consolidated statement of comprehensive income and the consolidated statement of income for fiscal year 2017.

Income taxes

Current and deferred income taxes are evaluated based on management estimates. Estimation of income taxes is based on an evaluation of the recoverability of the deferred income tax assets based on an assessment of the Corporation’s ability to apply underlying future tax deductions to reduce future taxable profit before they expire. The Corporation maintains provisions for uncertain tax positions that it believes appropriately reflect its risk with respect to uncertain tax matters. These provisions for uncertain tax positions are established using the best estimate of the amount the Corporation expects to pay based on an assessment of all relevant factors. Management also makes other assumptions, including when the temporary differences are expected to reverse, the substantively enacted tax rates for fiscal years during which the temporary differences are expected to be reversed and the interpretation of tax law. These estimates and assumptions, if applied differently, could result in different carrying amounts and affect income tax expense in the consolidated statement of income.

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11.	CHANGES IN ACCOUNTING POLICIES

STANDARDS AND INTERPRETATIONS ISSUED NOT YET ADOPTED

Information on new standards, amendments, and interpretations that are expected to be relevant to the Corporation’s consolidated financial statements is provided below. Certain other new standards and interpretations have been issued but are not expected to have a material impact on the Corporation’s consolidated financial statements.

Financial instruments — In July 2014, the IASB has issued the final version of the standard IFRS 9, Financial Instruments, which includes phases of the project to replace IAS 39, Financial Instruments—recognition and measurement. This revised version of IFRS 9 included mainly the requirements for a) the classification and measurement of financial assets and liabilities and for derecognition, b) impairment methodology for financial assets and c) the general hedge accounting. IFRS 9 will be applied prospectively with transitional arrangements depending on the date of application. The new standard is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Corporation is currently evaluating the impact of adopting IFRS 9 on its consolidated financial statements.

Revenue from contracts with customers — In May 2014, the IASB has issued a new standard, IFRS 15, Revenue from contracts with customers, which is a replacement of IAS 18, Revenue, IAS 11, Construction contract, and related interpretations. The core principle of IFRS 15 is that an entity should recognize revenue when (or as) a performance obligation is satisfied, i.e. when control of the goods or services underlying the performance obligation is transferred to the customer, and at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Far more prescriptive guidance has been added in IFRS 15. IFRS 15 also requires additional disclosures through notes to financial statements. The new standard is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Corporation is currently evaluating the impact of adopting IFRS 15 on its consolidated financial statements.

Leases — In January 2016, the IASB has issued a new standard IFRS 16, Leases, which is a replacement of IAS 17, Leases, and related interpretations. IFRS 16 provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases unless the lease term is 12 months or less or the underlying asset has a low value. IFRS 16 substantially carries forward the lessor accounting in IAS 17 with the distinctions between operating leases and finance leases being retained. The new standard is effective for annual periods beginning on or after January 1, 2019, with early adoption is permitted if IFRS 15 has also been applied. The Corporation is currently evaluating the impact of adopting IFRS 16 on its consolidated financial statements.

12.	RISKS AND UNCERTAINTIES

This section is subject to Section 15 (“Forward-Looking Statements Disclaimer”).

In order to protect and increase shareholders’ value, the Corporation uses an Enterprise Risk Management Program. Our program sets out principles, processes, and tools allowing us to evaluate, prioritize and manage risks as well as improvement opportunities for the Corporation in an efficient and consistent manner. It also provides us with an integrated approach to risk management helping us achieve our strategic objectives. The Corporation identified many potential risks and uncertainties sources as listed hereafter. However, other risks and uncertainties sources, unsuspected or non-material at the moment, could surface in the future and have an impact on the Corporation.

Our framework has the following characteristics:

•	It provides an understanding of risks on a Corporation scale

•	For each of the risks, we have evaluated the potential impacts on the following four elements: Corporation performance, network of franchised stores performance as well as customer service quality and the impact on our reputation and our corporate image

•	We evaluated our tolerance to risks and then established the controls necessary to achieve our goals.

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Laws and regulations

We are exposed to risks related to the regulated nature of some of our activities (mainly the manufacturing and distribution of drugs) and the activities of our pharmacist/owner franchisees, as well as risks related to other laws and regulations in the provinces where PJC franchisees operate.

Compliance is an issue in a number of areas, including: pharmacy laws and regulations, laws and regulations on protecting personal information, laws and regulations governing the manufacturing, distribution and sale of drugs (including the ones governing the selling price of drugs), laws and regulations governing health insurance and drug insurance plans, laws and regulations regarding labour relations (labour standards, workplace safety, pay equity, etc.), laws and regulations for the protection of the environment, laws and regulations regarding consumer protection, laws and regulations governing product safety, approval and labelling (in particular for drugs, food and natural health products), tax laws, standards related to payment cards industry, etc. Readers are referred Note 24 of the Corporation’s consolidated financial statements for fiscal year 2017 for further information on the guarantees and contingencies.

Any changes to laws and regulations or policies regarding the Corporation’s activities could have a material adverse effect on its performance and on the sales growth of PJC franchisees. Processes are in place to ensure our compliance as well as to monitor any and all changes to the laws and regulations in effect and any new laws and regulations.

Some of these laws and regulations, such as those governing the selling price of prescription drugs and the drugs wholesalers’ profit margin are under provincial jurisdiction. However, changes made in one province could have an impact on the adoption or amendment of laws and regulations in other provinces.

Regulatory changes

The Minister of Health and Social Services published on April 13, 2016, the regulation amending the benefits authorized for pharmacists increasing the maximum professional allowances from 15% to 25% on April 28, 2016, from 25% to 30% on October 28, 2016, and to the removal of the ceiling since January 28, 2017 for a period of 2 years and 3 months. The removal of the ceiling in professional allowances allowed will reduce the profitability of the subsidiary Pro Doc.

On June 10, 2016, the Québec National Assembly adopted the proposed Bill 81 An act to reduce the cost of certain medications covered by the basic prescription drug insurance plan by allowing calls for tender allowing the Minister of Health and Social Services to issue a call for tenders to add drugs to the Drugs List as well as, in relation to drugs having been the object of such a call for tenders, for the services of a wholesaler to supply the pharmacist owners. The regulation to determine the conditions and applicable mechanisms to any call for tenders was published in the “Gazette officielle du Québec” on April 5, 2017. This regulation has been in effect since April 20, 2017.

The Bill 92 entitled « An Act to extend the powers of the Régie de l’assurance maladie du Québec, regulate commercial practices relating to prescription drugs and protect access to voluntary termination of pregnancy services » is assented by the National Assembly of Quebec since December 7, 2016. Some of its provisions seek to constrict commercial practices of all stakeholders regarding the commercialization of medication to strengthen the professional independence of the pharmacist, the freedom of choice of the patient and encourage more competitive conditions on the market. Other provisions of the Bill requiring detailed billing for medication will come into force on September 15, 2017.

On April 12, 2017 the members of the “Association Québécoise des pharmaciens propriétaires” (“AQPP”) ratified an agreement in principle with the Ministry of Health and Social Services (“MHSS”). Under this agreement, the government ends the periodical withdrawals on pharmacists’ fees that were supposed to continue until 2019. Furthermore, the agreement stipulates that the government will introduce a modification to the regulation on the benefits authorized to a pharmacist that will restore to 15% the ceiling on professional allowances that may be paid by generic manufacturers to a pharmacist. This regulation modification, for which the publication and effective dates are still to be determined, will put an end to the removal of the ceiling on professional allowances in effect since January 28, 2017.

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Competition

The Canadian retail industry is constantly changing, and we operate in a highly competitive market. Customers’ needs dictate the industry’s evolution. Over the last few years, customers have been requiring a larger variety of products, increased value, and personalized service, all at competitive prices. The Corporation’s inability to proactively fulfill these expectations could prove to have a negative effect on its competitive edge, and therefore on its financial performance. The Corporation believes that its PJC network of franchised stores is well positioned to compete against other drugstore chains, mass merchants and large supermarket chains integrating pharmacies as well as independent drugstores for as long as we continue concentrating our efforts on providing a high level of professional service and focus on patients’ health and wellness. Our customers are attracted by the Corporation’s pharmacy service and other services offered through the PJC network of franchised stores, by the fact that its stores are situated in convenient locations, its extended opening hours, and a broad selection of health, beauty, and other convenience items.

We closely monitor the competition, their strategies, market developments as well as our market share. We have the following advantages over our competition: our network of 418 franchised stores, our constantly evolving private label lines as well as our exclusive product lines and our distribution network. Processes are in place to ensure our new marketing concepts meet customers’ expectations. Pilot projects help us evaluate the impact of the changes on profitability and customers’ satisfaction.

Development of franchised stores network

The successful implementation of the Corporation’s strategic plan depends on its ability to grow and improve its franchised stores network through new store openings, store relocations to better locations, as well as renovation and expansion projects. Therefore, the Corporation expects to acquire independent pharmacies and other assets. The availability of suitable development locations and related purchase or lease terms for planned real estate projects may affect the Corporation’s ability to execute its growth plan to the extent that suitable locations, real estate, and other opportunities are not available on reasonable commercial terms.

As a franchisor, the Corporation is exposed to a risk that some franchisees may not follow purchasing policies, marketing plans or established operating standards. This could substantially impact our profitability as well as our reputation and our corporate image. To reduce such risks to a reasonable level, we employ a team of retail operations counselor to monitor store level activity and ensure the Corporation’s marketing strategy and development standards are followed.

Procurement and product quality

We have established solid and lasting business relationships with many suppliers around the world, most of which are global industry leaders. To maximize profit margins and to improve our competitive position, we negotiate favorable purchasing conditions with our suppliers which allow us to offer better pricing to our PJC network of franchised stores. Our sales volume, the variety of products and inventory levels are impacted up to a certain extent by the seasons, weather conditions, availability of products and holidays such as Christmas, Valentine’s Day and Mother’s Day. The purchase of imported goods, exclusive and house brand products could result in overstocks and financial risk. Effective inventory management systems are in place as well as efficient procedures for the planning of procurements monitoring inventory turnover and obsolescence, which decreases inventory-related risks to a reasonable level.

Our commercial activities expose us to risks related to defective products and to product handling. Procedures are in place to address such risks. Our suppliers are responsible for the quality of their products, and, non-compliance situations, they have to assume said risks. By nature, our activities of manufacturing and distribution of certain products notably drugs and other pharmaceutical products expose us to risks. The risks associated with products, information or other security measures concerning the products we manufacture or sell include those deficiencies or default to these measures as well as product defect that may cause damages to consumers. We also have controls in place to ensure that our strict standards are respected for our private label lines of products, which are manufactured by independent suppliers under contract, to protect the value of our label. We use the same standards to evaluate our lines of exclusive products. In addition, we have procedures in place allowing us to quickly remove potentially dangerous products from the market. We use the best practices for the storage, physical safety, and distribution of the products we sell. The Corporation carries an insurance covering product liability.

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Logistics / distribution

To offer efficient and high-quality service to our franchisees, the management of storage and of distribution are critical processes. Our warehouses are strategically located close to main highways in the provinces of Québec and Ontario.

During the fiscal year 2017, the Corporation continued with the progressive move of the Longueuil distribution center to Varennes. This move will be completed during the next quarters. The new facilities, totaling 800,000 square feet, will allow the Corporation to be more efficient and to better serve its network of franchised drugstores.

Labor relations

Our distribution centers employees are unionized. Negotiations for the renewal of collective agreements may result in work stoppages or slowdowns which could have an adverse effect on distribution activities. All efforts are put forward to maintain good relations with trade unions and their representatives. A 8-year collective agreement was signed in December 2011 with our Longueuil warehouse employees.

Pharmacy services

Because of the nature of our network of franchised stores and the professional activities of our franchisees, we are exposed to risks related to managing confidential information and possible professional errors by the pharmacist/owner franchisees or their pharmacist employees. This could have a significant impact on our reputation and corporate image. Many procedures have been put in place to reduce these risks to a reasonable level. Among others, we have developed a continuous skills development program for pharmacy employees (pharmacists and technicians), procedures for confidential information management as well as pharmacy department operation manuals. We also offer our pharmacist/owner franchisees ongoing support in complying with professional standards.

Financial reporting

The Corporation has an obligation to comply with securities laws and regulations concerning financial reporting and accounting standards to ensure complete, accurate and timely issuance of financial disclosures and other material information disclosed to the public. To ensure the Corporation fulfills its obligations and reduces risks related to erroneous or incomplete financial reporting, it has established a disclosure policy as well as internal financial disclosure procedures.

Hiring, employee retention, and organizational structure

Our recruitment program, salary structure, performance evaluation programs, succession, and training plans all entail risks which could negatively impact our capacity to execute our strategic plan as well as our ability to attract and retain necessary qualified resources to sustain the Corporation’s growth and success. We have proven practices to attract the professionals necessary for our network of franchised stores. We use effective programs in universities explaining the various advantages of joining our network. We use performance evaluation practices supervised by our human resources department. Our salary structure is regularly reviewed in order to ensure that we remain competitive on the market. We have a succession plan in place to ensure we have well-identified resources for the key positions in the Corporation.

Information technology (IT) security and efficiency

The Corporation and its network of franchised stores rely upon information technology systems which are essential to daily operations. These information systems could be vulnerable to a cyber-attack, cyber-spying, malware, a power failure, a system breakdown, human error, a natural disaster, an act of war or terrorism or other similar situations. The continuity of our operations would be directly affected in case of non-availability of these information technology systems. Furthermore, unauthorized access to confidential information would have a negative impact on the Corporation’s reputation. It would have an adverse impact on our sales, and therefore, on our profitability. In response to these issues, the Corporation collaborate with various specialized firms and experts in order to implement the best practices in IT security. Among other things, the Corporation implemented a series of controls such as:

•	An awareness program for employees on information security.

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•	A disaster recovery plan.

•	Encryption of sensitive data.

•	Tight controls concerning access to our IT systems.

•	Vulnerability testing.

•	Monitoring tools for IT systems.

Finally, for several years now, the Corporation maintains a high-availability disaster recovery site. Because of the nature and the complexity of the threats related to IT security, the Corporation continues to follow their evolution in order to improve its protection, on top of periodically improving its IT security policies, procedures and controls.

13.	MANAGEMENT’S ANNUAL REPORT ON DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROL OVER FINANCIAL REPORTING

Disclosure controls and procedures

Disclosure controls and procedures are designed to provide reasonable assurance that all relevant information is gathered and reported to senior management, including the President and Chief Executive Officer (“CEO”) and the Senior Vice-President, Finance and Corporate Affairs (“CFO”), in a timely manner so that appropriate decisions can be made regarding public disclosure.

An evaluation of the design and the effectiveness of the Corporation’s disclosure controls and procedures was conducted as at March 4, 2017, by and under the supervision of management, including the CEO and CFO. Based on this evaluation, the CEO and CFO have concluded the Corporation’s disclosure controls and procedures, as defined in Canada by Multilateral Instrument 52-109 (Certification of Disclosure in Issuers’ Annual and Interim Filings) are properly designed and are effective.

Internal control over financial reporting

Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with Canadian GAAPs. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement presentation. Management is responsible for establishing and maintaining adequate internal control over financial reporting of the Corporation.

The Corporation’s management, including the CEO and CFO, has evaluated the effectiveness of the Corporation’s internal controls over financial reporting using the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 COSO Framework). Based on this evaluation, management has concluded that as at March 4, 2017, internal controls over financial reporting were properly designed and were effective at a reasonable level of assurance to ensure the reliability of financial reporting and the disclosure of financial statements of the Corporation in accordance with Canadian GAAPs. This evaluation takes into consideration the Corporation’s financial disclosure policy.

Changes in internal control over financial reporting

There were no changes in the Corporation’s internal control over financial reporting that have materially affected, or are reasonably likely to have materially affected, the Corporation’s internal control over financial reporting during fiscal year 2017.

14.	STRATEGIES AND OUTLOOK

This section is subject to Section 12 (“Risks and uncertainties”) and to Section 15 (“Forward-Looking Statements Disclaimer”).

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With its operations and financial flexibility, the Corporation is very well positioned to capitalize on the growth in the drugstore retail industry. Demographic trends are expected to contribute to the growth in prescription drugs consumption and to the increased use of pharmaceuticals as the primary intervention in individual healthcare. Management believes that these trends will continue and that the Corporation will maintain its growth in revenues through differentiation and quality of offering and service levels to its network of franchised stores, with a focus on its real estate program and operating efficiency. The growth in the number of generic drugs prescriptions, with lower selling prices than the branded name drugs, would, however, have a deflationary impact on retail sales in pharmacy. Additional generic drugs price decreases will reduce the profitability of the subsidiary Pro Doc. The removal of the ceiling on professional allowances allowed will also reduce the profitability of Pro Doc until the reinstatement of the 15% ceiling when a new regulation comes into force as per the April 12, 2017 agreement between the “AQPP” and the “MHSS”.

15.	FORWARD-LOOKING STATEMENTS DISCLAIMER

This MD&A contains forward-looking statements which involve risks and uncertainties, and which are based on the Corporation’s current expectations, estimates, projections and assumptions made by the Corporation in light of its experience and its perception of historical trends. All statements addressing expectations or projections about the future, including statements about the Corporation’s strategy for growth, costs, operating or financial results, are forward-looking statements. All statements other than statements of historical facts included in this MD&A, including statements regarding the prospects of the Corporation’s industry and the Corporation’s prospects, plans, financial position and business strategy may constitute forward-looking statements within the meaning of the Canadian securities legislation and regulations. Some of the forward-looking statements may be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “estimate”, “project”, “could”, “should”, “would”, “anticipate”, “plan”, “foresee”, “believe” or “continue” or the negatives of these terms or variations of them or similar terminology. Although the Corporation believes the expectations reflected in these forward-looking statements are reasonable, it can give no assurance these expectations will prove to have been correct. These statements are not guarantees of future performance and involve a few risks, uncertainties, and assumptions. These statements do not reflect the potential impact of any nonrecurring items or of any mergers, acquisitions, dispositions, asset write-downs or other transactions or charges that may be announced or occur after the date hereof. While the list below of cautionary statements is not exhaustive, some important factors that could affect the Corporation’s future operating results, financial position and cash flows and could cause its actual results to differ materially from those expressed in these forward-looking statements are changes in the legislation or the regulatory environment as it relates to the sale of prescription drugs and the pharmacy exercise, the success of the Corporation’s business model, changes in laws and regulations, or in their interpretations, changes to tax regulations and accounting pronouncements, the cyclical and seasonal variations in the industry in which the Corporation operates, the intensity of competitive activity in the industry in which the Corporation operates, the supplier and brand reputations, the Corporation’s ability to attract and retain pharmacists, labour disruptions, including possibly strikes and labour protests, the accuracy of management’s assumptions and other factors that are beyond the Corporation’s control. These and other factors could cause the Corporation’s actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied in those forward-looking statements.

Forward-looking statements are provided for the purpose of assisting in understanding the Corporation’s financial position and results of operation and to present information about management’s current expectations and plans relating to the future. Investors and others are thus cautioned that such statements may not be appropriate for other purposes and they should not place undue reliance on them. For more information on the risks, uncertainties, and assumptions that would cause the Corporation’s actual results to differ from current expectations, please also refer to the Corporation’s public filings available at www.sedar.com and www.jeancoutu.com. In particular, further details and descriptions of these and other factors are disclosed in the Corporation’s Annual Information Form under “Risk Factors” and also in the “Critical accounting estimates”, “Risks and uncertainties” and “Strategies and outlook” sections of this MD&A. The forward-looking statements in this MD&A reflect the Corporation’s expectations as of the date hereof and are subject to change after such date. The Corporation expressly disclaims any obligation or intention to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by the applicable securities laws.

April 26, 2017

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